UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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ORBITAL SCIENCES CORPORATION
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March 11, 2014

Dear Stockholder:

It is my pleasure to invite you to the annual meeting of stockholders of Orbital Sciences Corporation to be held on Tuesday, April 22, 2014, at 9:00 a.m.,  Eastern Time, at our headquarters located at 45101 Warp Drive, Dulles, Virginia 20166.

Your vote is important.  Whether or not you plan to attend the annual meeting, and regardless of the number of shares you own, I urge you to vote in accordance with the instructions provided with this proxy statement.  Even if you return a proxy card or vote via the Internet or by telephone, you may still attend the annual meeting and vote in person.

I hope that you will be able to attend the annual meeting.  Orbital's officers and directors look forward to seeing you at that time.

 Sincerely,

  DAVID W. THOMPSON
  Chairman of the Board, President and
  Chief Executive Officer

ORBITAL SCIENCES CORPORATION
45101 Warp Drive
Dulles, Virginia  20166
(703) 406-5000
www.orbital.com
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 22, 2014
_______________

The annual meeting of stockholders of Orbital Sciences Corporation ("Orbital" or the "company") will be held on Tuesday, April 22, 2014, at 9:00 a.m., Eastern Time, at our headquarters located at 45101 Warp Drive, Dulles, Virginia 20166.

Stockholders of record as of the close of business on February 24, 2014, are entitled to notice of, and to vote at, the annual meeting.  The following proposals are on the agenda:

1.	To elect four directors from the nominees named in the attached proxy statement for three-year terms ending in 2017.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To approve, by advisory vote, the compensation paid to our named executive officers.

4.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

We make our proxy materials available to our stockholders on the Internet, rather than mailing printed copies of these materials to each stockholder.  On or about March 11, 2014, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials that contains instructions on how to access our proxy materials online or, if you prefer, to request a printed or e-mail copy of these materials.  We believe this method of distribution allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Whether or not you plan to attend the annual meeting, please promptly vote your shares over the Internet or via the toll-free telephone number, as described in the enclosed materials.  If you received a copy of the proxy card by mail, you may sign, date and return the proxy card in the envelope provided.  If you are present at the annual meeting and vote in person, then your vote by proxy will not be used.

By Order of the Board of Directors,

THOMAS E. MCCABE
Senior Vice President, General Counsel
and Corporate Secretary

March 11, 2014

ORBITAL SCIENCES CORPORATION
_______________

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
_______________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders because you own shares of our common stock.  This proxy statement contains information about the voting process and the matters to be voted on at the annual meeting, as well as information about our directors and executive officers and other information about Orbital.  The annual meeting will be held at our headquarters located at 45101 Warp Drive, Dulles, Virginia 20166, on Tuesday, April 22, 2014, at 9:00 a.m., Eastern Time.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

As permitted by U.S. Securities and Exchange Commission (the "SEC") rules, we have made this proxy statement and our Annual Report on Form 10-K available to our stockholders on the Internet, rather than mailing printed copies of these materials to each stockholder.  If you received a Notice of Internet Availability of Proxy Materials (the "Notice") by mail, you will not receive a printed copy of our proxy materials unless you request one.  The Notice contains instructions for accessing and reviewing our proxy materials on the Internet.  If you received the Notice by mail and would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions included in the Notice.

Who is entitled to vote?

Holders of record of our common stock at the close of business on February 24, 2014, the record date for the annual meeting, are entitled to vote at the annual meeting.  Each share of our common stock is entitled to one vote on each matter to be voted on.  On February 24, 2014, there were 60,547,861 shares of our common stock issued and outstanding and entitled to vote.

What am I voting on?

You are voting on three items of business at the annual meeting:

—	The election of four directors to serve until the 2017 annual meeting and until their respective successors are elected and qualified or until the director's death, removal or resignation;

—	The ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

—	The approval, by advisory vote, of the compensation paid to our named executive officers, as disclosed in this proxy statement.

For more information, see the discussion below under "Proposal 1 – Election of Directors," "Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm," and "Proposal 3 – Advisory Vote on Executive Compensation."

How does the Board of Directors recommend I vote?

The Board of Directors unanimously recommends that stockholders vote FOR the election of each nominee to the Board of Directors; FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year; and FOR approval of the compensation paid to our named executive officers, as disclosed in this proxy statement.

How do I vote?

If you are a holder of record of our common stock as of the record date, there are four ways to vote:

—	You can vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, by following the instructions on your Notice or proxy card.

—	You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, and following the instructions on your Notice or proxy card.

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If you received our proxy materials by mail, you may complete, sign and mail your proxy card to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.  If you did not receive a proxy card by mail, you may request one by following the instructions included in the Notice.

—	Finally, you may vote by written ballot at the annual meeting.

You will need the 12-digit control number included on your Notice or proxy card if you vote by Internet or telephone.  Proxies submitted by Internet or telephone must be received by 11:59 p.m., Eastern Time, on Monday, April 21, 2014.

If you submit your proxy and do not indicate your voting preference, the appointed proxies will vote your shares FOR each of the nominees to our Board of Directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and FOR approval of the compensation paid to our named executive officers, as disclosed in this proxy statement.

If your shares are held in a brokerage, bank or other nominee account (i.e., in "street name"), then that nominee is considered to be the stockholder of record with respect to those shares.  Street name holders generally may not submit a proxy or vote their shares directly and must instead follow the voting directions provided by that institution on how to vote their shares.  You may complete and mail a voting instruction card that is sent to you by your bank, broker or other nominee or, in most cases, submit voting instructions by the Internet or by telephone to your bank, broker or nominee.  Your shares will then be voted by proxy by that institution.   If your instructions are not received in a timely manner, or at all, the firm may only vote your shares on any matter which the rules of the New York Stock Exchange (the "NYSE") determine to be "routine."  The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is a routine matter according to the NYSE rules.  The election of directors (Proposal 1) and the advisory vote on our executive compensation (Proposal 3), however, are non-routine matters.  If the brokerage firm cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter.  The effect that a broker non-vote has on each matter to be considered at the annual meeting is discussed below.

We will pass out blank ballots to anyone who wants to vote in person at the annual meeting.  If you hold your shares in street name through a brokerage, bank or similar account, you will need to first obtain a legal proxy from your broker or bank in order to vote in person at the annual meeting.

What if I change my mind after I have voted?

If you are the holder of record for your shares, you may revoke your proxy and change your vote at any time before it is voted at the annual meeting by (1) sending a written notice of revocation to our Corporate Secretary at our address set forth in this proxy statement; (2) submitting a new proxy, bearing a date later than the date of the proxy being revoked; (3) voting again on the Internet or by telephone prior to 11:59 p.m. Eastern Time on Monday, April 21, 2014; or (4) attending the annual meeting and voting in person.  Attendance at the annual meeting will not, in itself, constitute revocation of a previously granted proxy.

If you hold your shares in street name, then you may be able to submit new voting instructions by contacting your bank, broker or nominee.  You may also vote in person at the annual meeting if you obtain a legal proxy from your bank, broker or nominee, as described above under "How do I vote."

How many shares constitute the quorum necessary to hold the annual meeting?

As of the record date, 60,547,861 shares of our common stock were issued and outstanding and entitled to vote at the annual meeting.  A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum.  Shares that are represented by a proxy that directs that the shares abstain from voting are still deemed to be represented at the annual meeting for purposes of constituting a quorum.  Similarly, broker non-votes will be treated as shares present for purposes of determining a quorum at the annual meeting.

Where do I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting.  Within four business days after the annual meeting, we will report the final results in a Current Report on Form 8-K to be filed by us with the SEC.  A copy of our Form 8-K will be available on our website (www.orbital.com) and on the SEC's website (www.sec.gov).  You may also receive a copy by contacting our Investor Relations Department, either by mail at our corporate headquarters, by e-mail at investor.relations@orbital.com, by telephone at (703) 406-5960 or by calling the SEC at 1-800-SEC-0330 for the location of the nearest SEC public reference room.

Who pays the cost of solicitation of proxies?

We will pay the costs of this proxy solicitation, including the reasonable expenses of brokerage firms and other custodians or nominees for forwarding proxy materials to beneficial owners.  Our directors, officers and employees may solicit proxies without additional compensation.

Will any other matters be voted on?

As of the date of this proxy statement, our management knows of no matters that will be presented for consideration at the annual meeting other than those discussed in this proxy statement.  If any other matters properly come before the annual meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL 1

ELECTION OF DIRECTORS

Four directors are to be elected at the 2014 annual meeting for three-year terms expiring at the 2017 annual meeting of stockholders and until their respective successors are elected and qualified or until the director's death, removal or resignation.  Eight other directors have been previously elected or appointed to terms that end in either 2015 or 2016, as indicated below.  Our former Lead Independent Director, Robert J. Hermann, is not standing for re-election and is retiring effective following the annual meeting.

If any nominees for director should become unavailable, the Board of Directors, upon the recommendation of our Corporate Governance and Nominating Committee, would designate substitute nominees and proxies would be voted for such substitutes.  Management does not anticipate that any of the nominees will become unavailable.

Majority Voting in Director Elections

Pursuant to the Company's Amended and Restated Bylaws, to be elected in an uncontested election, a director nominee must receive more "For" votes than "Against" votes.  For purposes of the election of directors, abstentions, broker non-votes and other shares not voted will have no effect on the outcome of the election other than for purposes of determining a quorum.  Stockholders are not allowed to cumulate their votes for the election of directors.  The Amended and Restated Bylaws also provide that a director who fails to receive the required vote at any annual meeting at which they are nominated for re-election shall tender his or her resignation from the Board.  The Board will act on the resignation at its next regularly scheduled meeting, taking into account the recommendation of the Corporate Governance and Nominating Committee, and publicly disclose its decision promptly thereafter. Any director who tenders such a resignation in accordance with the Amended and Restated Bylaws will not participate in the Board decision on the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting at which he or she stands for re-election to the Board and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board in accordance with the Amended and Restated Bylaws.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below.  Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of each of the nominees listed below.

  Set forth below is certain information, as of the record date, concerning each of the nominees and each person whose term of office as a director will continue after the annual meeting.

Directors to be Elected at the 2014 Annual Meeting

JANICE I. OBUCHOWSKI, 62
Director since 1996

Ms. Obuchowski has been President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm, since 1992.  In 2003, Ms. Obuchowski also served as Ambassador and U.S. Representative to the World Radiocommunication Conference 2003.  From 1989 to 1992, she served as Assistant Secretary for Communications and Information at the U.S. Department of Commerce and Administrator of the National Telecommunications and Information Agency.  From 1980 to 1987, Ms. Obuchowski served in a variety of positions at the U.S. Federal Communications Commission, including Senior Adviser to the Chairman.  Ms. Obuchowski is a director of CSG Systems International, Inc. and Inmarsat plc.

Ms. Obuchowski is an experienced telecommunications and defense executive with public company board experience.  In particular, she has expertise in U.S. federal and international telecommunications policy and has a broad satellite communications background from working in both the public and private sectors.  She also has a good understanding of the federal legislative and budget processes.

FRANK L. SALIZZONI, 75
Director since 1996

Mr. Salizzoni was President and Chief Executive Officer of H&R Block, Inc. from 1996 until 2000, and served as Chairman of the Board until his retirement in 2002.  From 1994 until 1996, Mr. Salizzoni was President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc.  He joined USAir as Executive Vice President-Finance and Chief Financial Officer in 1990.  From 1987 to 1989, Mr. Salizzoni was Chairman and Chief Executive Officer of TW Services, a food services company.  From 1967 to 1987, Mr. Salizzoni held several senior financial management positions with Trans World Airlines and its parent company, Transworld Corporation.

Mr. Salizzoni is an experienced executive with a broad background in corporate operations, financial management and accounting, and has served in senior management positions at a number of public companies, including several airlines.  He also has experience serving on other public company boards.

HARRISON H. SCHMITT, 78
Director since 1983

Dr. Schmitt has served in various capacities as a business and technical consultant since 1983. From 1977 through 1983, Dr. Schmitt was a U.S. Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which oversaw all non-military space-related research and development programs of the U.S. Government. From 1974 to 1975, he was Assistant Administrator for Energy Programs for NASA. From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon's surface. Dr. Schmitt chaired the NASA Advisory Council from 2005 to 2008.

As the only scientist to walk on the Moon during the Apollo program, Dr. Schmitt has a unique perspective regarding space technology and operations. With experience as a U.S. Senator, he has first-hand insight into the federal legislative process. He is an expert in human space programs generally and has a good understanding of NASA and its priorities.

DAVID W. THOMPSON, 59
Director since 1982

Mr. Thompson is a co-founder of Orbital and has been Chairman of the Board and Chief Executive Officer of Orbital since 1982.  From 1982 until October 1999, he also served as President, a role he resumed in mid-2011.  Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked on the Space Shuttle's autopilot design at the Charles Stark Draper Laboratory.  Mr. Thompson is an Honorary Fellow of the American Institute of Aeronautics and Astronautics, a Fellow of the American Astronautical Society and the Royal Aeronautical Society, and is a member of the U.S. National Academy of Engineering.  He also serves as a member of the Board of Trustees of the California Institute of Technology.

Mr. Thompson has led our company since its inception and has been the primary leader of our growth initiatives and expansion into new markets and product lines.  He is an experienced executive with a technical background and broad knowledge of the aerospace industry both in the United States and internationally.

Directors Whose Terms Expire in 2015

ROBERT M. HANISEE, 75
Director since 2002

From 1990 until his retirement at the end of 2003, Mr. Hanisee held a series of positions with Trust Company of the West, an investment management services company.  He served as Managing Director and Chief Investment Officer for Asset Allocation in the Private Client Services Group from 1998 to 2003, managed the Convertible Securities Group from 1992 to 1998, and was Portfolio Manager for the Global Telecom Trust from September 1996 to October 1998.  Mr. Hanisee was a founding partner of Amdec Securities, and later was President of Seidler Amdec Securities.  He is a member of the NASA Advisory Council.

Mr. Hanisee has a strong background in finance, accounting and capital markets.  He has experience serving on other public company boards and is also knowledgeable about NASA priorities and operations from his service on the NASA Advisory Council.

JAMES G. ROCHE, 74
Director since 2005

Dr. Roche served as the Secretary of the U.S. Air Force from 2001 to 2005.  From 1984 to 2001, Dr. Roche held several executive positions with Northrop Grumman Corporation, a global defense company, including Corporate Vice President and President of its Electronic Sensors and Systems Sector.  From 1983 to 1984, Dr. Roche was Democratic Staff Director of the U.S. Senate Committee on Armed Services.  Dr. Roche served in the U.S. Navy for 23 years and retired with the rank of captain in 1983.  As a naval officer, his assignments included Principal Deputy Director of the U.S. State Department's Policy Planning Staff and Senior Professional Staff Member of the U.S. Senate Select Committee on Intelligence.  He commanded the USS Buchanan, a guided missile destroyer, and was awarded the Arleigh Burke Fleet Trophy in 1974 for the most improved combat unit in the Pacific Theater.  Between 2006 and 2009, Dr. Roche served as a director of TechTeam Global, Inc.

Dr. Roche is an experienced aerospace and defense executive and has held senior leadership positions in both the private and public sectors, including at a large global defense company and the U.S. Air Force and U.S. Navy.  He has particular expertise in, and knowledge about, U.S. military space and missile markets and other adjacent national security areas.

JAMES R. THOMPSON, 77
Director since 1992

Mr. J.R. Thompson, who is not related to David W. Thompson, was Vice Chairman of Orbital from April 2002 until his retirement in September 2013.  He retired as President and Chief Operating Officer of the company, positions he had held since October 1999, in April 2011.  From 1993 until October 1999, Mr. J.R. Thompson served as Executive Vice President and General Manager of Orbital's Launch Systems Group.  Mr. J.R. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to 1993.  He was Deputy Administrator of NASA from 1989 to 1991.  From 1986 until 1989, Mr. J.R. Thompson was Director of the Marshall Space Flight Center at NASA.  He was Deputy Director for Technical Operations at Princeton University's Plasma Physics Laboratory from 1983 through 1986.  Before that, he had a 20-year career with NASA at the Marshall Space Flight Center.

Mr. J.R. Thompson is an experienced executive with broad aerospace technical expertise, including launch vehicle and spacecraft technologies.  He held leadership positions with NASA and Princeton University and, as a member of the senior management team at Orbital for over 20 years, he has strong insight into our historical and prospective operations and strategic initiatives.

SCOTT L. WEBSTER, 61
Director since 1982

Mr. Webster has been Chairman, CEO and Managing Director of MBDA Incorporated, the U.S. subsidiary of MBDA, a multinational developer and manufacturer of missiles and missile systems, since November 2013.  Mr. Webster is a co-founder of Orbital.  Mr. Webster served as Senior Vice President, Special Projects of Orbital from May 2001 until July 2002.  From 1998 until April 2001, Mr. Webster was Chairman of the Board and Chief Executive Officer of ORBCOMM Global, L.P., a satellite services company formerly affiliated with Orbital.  From 1993 to 1997, Mr. Webster served in various consulting capacities with Orbital  He served as President of Orbital's Space Data Division from 1990 until 1993 and Executive Vice President of that Division from 1989 to 1990.  Mr. Webster was Orbital's Senior Vice President of Marketing and Vice President of Marketing from Orbital's inception in 1982 until 1989.  Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries, Inc.

Mr. Webster is a co-founder of Orbital and has been a board member since its inception.  He has a deep understanding of the company's products and markets through service in several executive capacities at Orbital.   He also has an engineering background and is Chairman and CEO of the U.S. subsidiary of a multinational missile systems company.

Directors Whose Terms Expire in 2016

KEVIN P. CHILTON, 59
Director since 2012

General Chilton was appointed to the Board of Directors on January 26, 2012.  In February 2011, General Chilton retired as General from the U.S. Air Force after more than three decades of service.  General Chilton served as Commander, U.S. Strategic Command, from 2007 through 2011, overseeing operations for Department of Defense ("DoD") nuclear, space and cyberspace operations.  From 2006 to 2007, General Chilton served as Commander of Air Force Space Command, where he was responsible for all Air Force space operations.  He previously served in the Air Force in a variety of command positions and as a pilot.  General Chilton also served as a NASA astronaut from 1987 to 1996, including on three space shuttle flights.  General Chilton is a director of Anadarko Petroleum Corporation and Level 3 Communications, Inc.

General Chilton offers unique insight derived from his experience with two core Company customers – DoD and NASA.  He has first-hand experience with the demands of the NASA human space program from his years as a NASA astronaut and with DoD systems, activities and requirements with respect to military space operations and missile defense as a result of his senior officer positions with the U.S. Air Force.

LENNARD A. FISK, 70
Director since 1993

Dr. Fisk has been a Distinguished University Professor of Space Sciences at the University of Michigan since 1993, where he leads a research group conducting theoretical and experimental space science research.  From 1987 to 1993, Dr. Fisk was the NASA Associate Administrator for Space Science and Applications, where he was responsible for the planning and direction of all NASA programs concerned with space science and applications, and for the institutional management of the Goddard Space Flight Center and the Jet Propulsion Laboratory.  From 1977 to 1987, Dr. Fisk held various positions at the University of New Hampshire, including Professor of Physics and Vice President for Research and Financial Affairs.  Dr. Fisk has served on numerous advisory committees including the Space Studies Board of the U.S. National Academy of Sciences, which he chaired from 2003 to 2008.  He is a member of the U.S. National Academy of Sciences, the International Academy of Astronautics and Academia Europaea, and a Fellow of the American Geophysical Union.  He has received numerous awards including the NASA Distinguished Service Medal.

Dr. Fisk is an expert in space and Earth science and related satellite system design and operations.  His past experience working at NASA and his current role as an adviser give him insight into future space and Earth science initiatives and a good understanding of the agency's priorities and processes.

RONALD T. KADISH, 65
Director since 2005

General Kadish has been Senior Vice President of Booz Allen Hamilton, a global strategy and technology consulting firm, since February 2005.  In September 2004, General Kadish retired as Lieutenant General from the U.S. Air Force after serving for 34 years.  From 1999 until his retirement, General Kadish served as Director of the U.S. Missile Defense Agency (formerly Ballistic Missile Defense Organization).  From August 1996 to June 1999, General Kadish served as the Commander of the Electronic Systems Center at Hanscom Air Force Base.  Prior to that time, General Kadish served in numerous assignments with the U.S. Air Force, including Program Director for several military aircraft platforms.  During his career with the U.S. Air Force, General Kadish received a number of awards and decorations, including the Defense Distinguished Service Medal with oak leaf cluster, the Distinguished Service Medal, and the Legion of Merit.  General Kadish is a director of Spirit AeroSystems Holdings, Inc.

General Kadish is very knowledgeable about the aerospace and defense industry.  He has first-hand experience in, and continues to be well-informed regarding, U.S. Government acquisition strategies and priorities relating specifically to missile defense programs.

GARRETT E. PIERCE, 69
Director since 2000

Mr. Pierce has been Vice Chairman and Chief Financial Officer of Orbital since April 2002, and was Executive Vice President and Chief Financial Officer since August 2000.  From 1996 until August 2000, he was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a supplier of electronic security systems, where he was also named Chief Administrative Officer in July 1998.  Prior to joining Sensormatic, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc., a supplier of microwave, radio frequency, and satellite systems and products for communications and wireless networks.  From 1980 to 1993, Mr. Pierce was employed by Materials Research Corporation, a provider of thin film equipment and high purity materials to the semiconductor, telecommunications and media storage industries, where he progressed from Chief Financial Officer to President and Chief Executive Officer.  Materials Research Corporation was acquired by Sony Corporation in 1989.  From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies.  Mr. Pierce is a director of Kulicke and Soffa Industries, Inc.

Mr. Pierce has extensive experience as a chief financial officer of publicly-traded, technology-based companies, and also has extensive accounting and capital markets expertise.  Mr. Pierce has served on the boards of publicly-listed companies for over 25 years and attended the Harvard Business School Executive Education Program for Audit Committees.  In addition, as a member of our senior management team for 14 years, he offers strong insight into our historical and prospective operations and financial condition.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in exercising its responsibilities and in furtherance of its continuing efforts to enhance its corporate governance.  The Corporate Governance Guidelines reflect the Board of Directors' commitment to monitoring the effectiveness of policy- and decision-making at the Board and management level and ensuring adherence to good corporate governance principles, with the goal of enhancing stockholder value over the long term.

A copy of the Corporate Governance Guidelines is posted on the "Investor Relations/Corporate Governance" page of our website at www.orbital.com, and printed copies are available free of charge by request to our Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5960 or by e-mail at investor.relations@orbital.com.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, officers, employees and independent contractors.  In compliance with the applicable rules of the SEC, special ethics obligations of our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and other employees who perform financial or accounting functions are set forth in the section of the Code of Business Conduct and Ethics entitled "Special Ethics Obligations of Employees with Financial Reporting Obligations."  We intend to satisfy the disclosure requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding an amendment to, or a waiver from, our Code of Business Conduct and Ethics by posting such information on our website at www.orbital.com.  There have not been any waivers of the Code of Business Conduct and Ethics relating to any of our directors or officers.

A copy of the Code of Business Conduct and Ethics is posted on the "Investor Relations/Corporate Governance" page of our website at www.orbital.com and printed copies are available free of charge by request to our Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5960 or by e-mail at investor.relations@orbital.com.

INFORMATION CONCERNING
THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The NYSE rules require that a majority of our Board of Directors shall be independent and define independence based on criteria relating to the current or historical relationship between Orbital and each individual director.  In accordance with the NYSE rules, the Corporate Governance Guidelines provide that no director will qualify as "independent" unless the Board affirmatively determines that the director (1) has no material relationship with Orbital (either directly or indirectly, such as a partner, stockholder or officer of an organization that has a relationship with Orbital) and (2) otherwise meets the criteria for independence required by the NYSE.  In making its independence determination, the Board considered all relevant facts and circumstances and applied the following standards:

The director will not be considered "independent" if:

—
Employment:  The director is, or has been within the last three years, an employee of Orbital, or an immediate family member is, or has been within the last three years, an executive officer of Orbital.

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Other Compensation:  The director or an immediate family member has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from Orbital, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

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Auditor Affiliation:  (1) The director is a current partner or employee of a firm that is Orbital's internal or external auditor; (2) the director has an immediate family member who is a current partner of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who personally works on Orbital's audit; or (4) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Orbital's audit within that time.

—
Interlocking Directorships:  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Orbital's present executive officers at the same time serves or served on that company's compensation committee.

—
Business Transactions:  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from Orbital for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company's consolidated gross revenues.

—
Charitable Contributions:  The director is currently or has been within the last three years an executive officer of any tax exempt organization to which contributions made by Orbital exceeded, in any single fiscal year, the greater of $1,000,000 or two percent of such tax exempt organization's consolidated gross revenues.

—
Indebtedness:  Since January 1, 2013, the director is at any time a director, executive officer or partner of any company or organization which is indebted to Orbital or to which Orbital is indebted, where the total amount of indebtedness exceeds five percent of the total consolidated assets of such company or organization on December 31, 2013.

  The Board of Directors has affirmatively determined that Ms. Obuchowski and Messrs. Chilton, Fisk, Hanisee, Hermann, Kadish, Roche, Salizzoni, Schmitt and Webster are "independent" and that none of these directors has a material relationship with us.  The Board's determination was based on the fact that none of these individuals, their immediate family members or any organizations with which these individuals or any of their immediate family members has been affiliated with us during at least the last five years, if ever, has had any formal or informal relationship with us whereby the individual or any of their immediate family members or the affiliated organization has been entitled to or received directly or indirectly any form of economic benefit from us (other than their individual compensation as a director), or otherwise has a relationship with us described in any of the categories listed above.  In addition, with respect to Mr. Webster, although he was a company founder and served as an executive officer, the Board does not believe that this historic relationship affects his independence.  Mr. Webster currently does not have any operating involvement in the company, and has not had any such involvement in more than 10 years.  The Board has determined that Messrs. Thompson and Pierce are not independent due to their positions as officers of our company and that Mr. J.R. Thompson is not independent due to his position as an officer of the company up to his retirement in September 2013.

Retirement Policy

Our Corporate Governance Guidelines provide that directors are generally ineligible to stand for election if they will have attained age 76 by July 1 of the year in which such election will be held.  The Board of Directors has waived this policy with respect to J.R. Thompson and Harrison H. Schmitt.

Lead Independent Director and Executive Sessions

We have a lead independent director (the "Lead Independent Director") who is nominated by the Corporate Governance and Nominating Committee and approved by the Board of Directors.  In January 2014, Harrison H. Schmitt was appointed as the Lead Independent Director for a two-year term, replacing Robert J. Hermann, who is retiring effective following our annual meeting of stockholders.

Consistent with the NYSE rules, our independent directors held executive sessions without management at each of our four regularly scheduled in-person Board meetings in 2013.  The Lead Independent Director presides over all executive sessions of independent directors.  See also "Board Leadership Structure" below regarding the Lead Independent Director's role with respect to our overall Board leadership structure.

Communications with Directors

Stockholders or other interested parties may communicate directly with the Lead Independent Director, the full Board, the non-management directors as a group or the independent directors as a group, by writing to "Lead Independent Director, Orbital Sciences Corporation, 45101 Warp Drive, Dulles, Virginia 20166, Attn: General Counsel."  The Lead Independent Director will review all relevant communications and report on all of them to the full Board, the non-management directors or the independent directors, as applicable.  Complaints or concerns regarding our accounting, internal accounting controls or auditing matters will be referred directly to the Audit and Finance Committee and will be reviewed in the ordinary course by the committee or its designee.

Related Person Transactions Policy

Our Board of Directors has adopted a written Policy and Procedures for Related Person Transactions (the "Related Person Transactions Policy") in order to facilitate the proper review and full disclosure of all related person transactions in accordance with SEC and NYSE rules.

The Related Person Transactions Policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) our company is a participant and (3) any "related person," as such term is defined by the regulations promulgated under the Exchange Act, has or will have a direct or indirect interest (a "Related Person Transaction").

Under the Related Person Transactions Policy, all material information regarding a Related Person Transaction must be presented by management to the Corporate Governance and Nominating Committee for its review.  All Related Person Transactions are also required to be disclosed to the full Board.  The Corporate Governance and Nominating Committee, in its discretion, either approves, ratifies or disapproves the transaction or refers the transaction to the full Board or other appropriate Board committee consisting of independent directors.  Waivers or exceptions to the Related Person Transactions Policy may only be granted by the Corporate Governance and Nominating Committee or the full Board.  During 2013, we did not engage in any Related Person Transaction nor was any prospective Related Person Transaction required to be presented to the Corporate Governance and Nominating Committee for its review.

Nothing in the Related Person Transactions Policy prohibits the approval or ratification of any transaction that is approved in accordance with the provisions of the Delaware General Corporation Law.

Board Leadership Structure

Mr. David W. Thompson has served as both Chairman and Chief Executive Officer ("CEO") of our company since it was founded in 1982.  He resumed the role of President in 2011 following the retirement of Mr. J.R. Thompson from that position.  Periodically, the Corporate Governance and Nominating Committee gives consideration to whether the combined role of the Chairman and CEO continues to be appropriate for our company.  The Corporate Governance and Nominating Committee, with the consensus of the other independent directors, has concluded that Mr. Thompson's long tenure in these roles provides a stable leadership that is beneficial to our company.  In particular, the Board recognizes that Mr. Thompson has led our company since its inception and therefore has a unique and invaluable insight into our operations and initiatives.  The Board also believes that, due to Mr. Thompson's regular interactions with our managers, employees and customers, the Board's meetings benefit from his leadership and knowledge of the day-to-day operations of our business.  In addition, the Board believes that one of the roles of the Lead Independent Director is to mitigate any potential conflict of interest that might arise from the combined Chairman/CEO position.  In order to accomplish this, it is the Lead Independent Director's responsibility to chair executive sessions of independent directors, oversee Board governance and performance issues and to work closely with the Chairman/CEO to set meeting agendas to ensure that adequate information is provided to the full Board.  The Lead Independent Director also generally serves as an initial Board point of contact for communications with stockholders and other interested parties.

Role of Board in Risk Oversight

One of the important roles of the Board is to oversee various risks that we may face from time to time.  While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee's expertise or charter.  For example, the Audit and Finance Committee oversees our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function, and the Markets and Technology Committee oversees matters involving technical risks that could impact our financial condition and results of operation, including major research and development programs.  The Chairman, President and Chief Executive Officer and the Vice Chairman and Chief Financial Officer periodically update the full Board on their view of the material risks facing the company and how these risks are being addressed.  In addition, as part of its oversight function, the Board (or the relevant committee) receives regular updates from other members of senior management, including the vice president of internal audit, the controller, the general counsel and the general managers regarding, among other things, the various risks identified by these individuals as well as relevant mitigation plans.  The Board believes that the composition of its committees and the particular expertise of each committee's members, as well as the regular management reports, make this an appropriate structure to effectively monitor risk. We believe our leadership structure promotes an effective Board risk oversight function. With our Chief Executive Officer serving as Chairman of the Board, he is able to promote open communication between management and directors relating to risk and is well positioned to bring key business issues and risks to the attention of the full Board.  At the same time, the Company has a strong Lead Independent Director and knowledgeable independent directors chairing each Board committee involved in risk oversight, which we believe mitigates the potential conflicts of interest that could arise in risk oversight from having a combined Chairman and Chief Executive Officer position through active, open communication between management and these committees.

Board Committees

The Board has four standing committees:  the Audit and Finance Committee; the Corporate Governance and Nominating Committee; the Human Resources and Compensation Committee; and the Markets and Technology Committee.  Each committee operates pursuant to a written charter, copies of which are posted on the "Investor Relations/Corporate Governance" page of our website at www.orbital.com, and printed copies are available free of charge by request to our Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5960 or by e-mail at investor.relations@orbital.com.

Board membership on the committees is as follows:

Audit and Finance	Corporate Governance and Nominating	Human Resources and Compensation	Markets and Technology
Kevin P. Chilton	Harrison H. Schmitt*	Kevin P. Chilton	Kevin P. Chilton
Robert M. Hanisee*	Robert M. Hanisee	Lennard A. Fisk	Lennard A. Fisk
Ronald T. Kadish	Robert J. Hermann	Ronald T. Kadish	Robert J. Hermann
James G. Roche	Janice I. Obuchowski	Janice I. Obuchowski*	Ronald T. Kadish
Frank L. Salizzoni	James G. Roche	Scott L. Webster	Janice I. Obuchowski
Harrison H. Schmitt	Frank L. Salizzoni		James G. Roche*
Harrison H. Schmitt
Scott L. Webster
_______________
*Chairperson

Audit and Finance Committee

Our Audit and Finance Committee (the "Audit Committee") held nine meetings during 2013.  In accordance with the applicable NYSE and SEC rules, all of its members are independent.  The Board has determined that each of Messrs. Hanisee, Roche and Salizzoni is an "audit committee financial expert," as such term is defined by the regulations promulgated under the Exchange Act, and that they have the accounting and related financial expertise required by the listing standards of the NYSE.  In accordance with the terms of the Audit Committee's charter, none of the members of the Audit Committee serve on the audit committees of more than three public companies, including our company.

The Audit Committee's responsibilities and duties are detailed in its charter, and include:

—
Appointing and overseeing our independent auditors, and consulting with them with regard to the audit plan, financial results, significant accounting policies and issues and the adequacy of internal accounting controls;

—	Reviewing our financial reports and related matters, including significant financial reporting issues and judgments;

—	Reviewing and monitoring the integrity of financial reporting processes and internal control systems;

—	Reviewing the appointment and replacement of our internal auditor and overseeing the performance of the internal audit department; and

—	Monitoring compliance with legal and regulatory requirements related to our financial and accounting functions.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee (the "Governance Committee") held three meetings during 2013.  In accordance with the applicable NYSE rules, all of its members are independent.

The Governance Committee's responsibilities and duties are detailed in its charter, and include:

—	Identifying and considering director nominees for election to the Board;
—	Recommending directors to serve on and chair committees of the Board;
—	Developing and reviewing our Corporate Governance Guidelines and the committee charters;
—	Developing a plan for Chief Executive Officer succession;
—	Reviewing director compensation and benefits;
—	Reviewing matters related to potential conflicts of interest involving our company and directors, management and certain large stockholders; and
—	Overseeing the annual self-evaluation of the Board and its committees.

The Governance Committee will seek to identify director nominees based on input provided by a number of sources, including (1) Governance Committee members, (2) other directors of our company and (3) our stockholders.  The Governance Committee also has the authority to consult with or retain advisers or search firms to assist in the identification of qualified director nominees.  The Governance Committee does not currently, and did not during 2013, employ a search firm or pay a fee to any other third party to locate any director nominees.

Once a director nominee has been identified, the Governance Committee will then evaluate such nominee in light of his or her qualifications and credentials and any additional factors that it deems necessary or appropriate.  At a minimum, director nominees must possess such competencies, expertise and knowledge to enable the Board as a whole to possess the expertise necessary to perform its responsibilities in an efficient and effective manner.  In accordance with the Corporate Governance Guidelines, the Governance Committee takes into account various factors when evaluating the suitability of individual director nominees, including professional experience, understanding of our business environment and the industry sector(s) in which we compete, educational background, integrity, ability to make analytical inquiries, willingness to devote adequate time to diligently perform Board duties and the importance of a diversified Board membership.  When considering diversity in evaluating director nominees, the Governance Committee focuses on whether the nominees can contribute varied backgrounds, perspectives, skills, experiences and expertise to the Board.  The full Board assesses the composition of the Board on an annual basis to determine whether the mix of skills and backgrounds is appropriate.

It is the Governance Committee's policy to consider any suggestions for director nominees received from a stockholder.  We have established the following procedures for stockholders to submit director nominees for consideration at our annual meeting.  The proposal must be delivered to us and contain the information required to be included in accordance with the requirements set forth in Section 1.6 of our Amended and Restated Bylaws and any applicable rules or regulations.  The proposal should be addressed to "General Counsel and Corporate Secretary, Orbital Sciences Corporation, 45101 Warp Drive, Dulles, Virginia 20166."  The Governance Committee will evaluate director nominees submitted by stockholders in the same manner it evaluates nominees recommended by other sources, as set forth above.

Human Resources and Compensation Committee

Our Human Resources and Compensation Committee (the "Compensation Committee") held five meetings during 2013.  In accordance with the applicable NYSE rules, all of its members are independent.

The Compensation Committee's responsibilities and duties are detailed in its charter, and include:

—	Evaluating the Chief Executive Officer's performance and determining his compensation;

—	Reviewing and making recommendations to the Board with respect to compensation of our other executive officers;

—	Assisting in the preparation of the Compensation Discussion and Analysis to be included in our proxy statement;

—	Assessing our processes and procedures for determining all components of executive compensation;

—	Approving employment agreements containing change in control provisions and any non-standard severance arrangements with executive officers;

—	Administering and reviewing our incentive and equity-based compensation plans and overseeing awards made under such plans;

—	Monitoring corporate human resources matters, including issues relating to employee benefits and workforce recruitment and retention; and

—	Authority to retain consulting firms to assist in the evaluation of executive compensation, and approving such firm's fees and other retention terms.

The Compensation Committee oversees the compensation paid to all of our executive officers based upon recommendations from David W. Thompson, our Chairman, President and Chief Executive Officer, and in consultation with the full Board.  Neither we, the Board, the Compensation Committee nor any other committee of the Board has engaged compensation consultants to provide advice with respect to the amount or form of executive compensation.  For more information regarding the Compensation Committee's compensation objectives and procedures, as well as the role of our executive officers in determining executive compensation, see the discussion under "Executive Compensation – Compensation Discussion and Analysis" below.

The Compensation Committee is permitted to delegate its authority under its charter to subcommittees as it may deem appropriate and in the best interest of our company, provided that such subcommittees are composed entirely of independent directors and have published committee charters.  During 2013, the Compensation Committee did not delegate any of its duties.

Markets and Technology Committee

Our Markets and Technology Committee held four meetings during 2013.  The Markets and Technology Committee's responsibilities and duties are detailed in its charter, and include:

—	Assessing existing and potential major technology trends and product development programs;

—	Monitoring and evaluating existing and new markets for our products and services; and

—	Reviewing and assessing the development of new technologies and products, including research and development activities and the associated technical and market risks.

A subcommittee of members with appropriate security clearances was established to provide oversight of our classified programs.  James Roche, Robert Hermann, Harrison Schmitt, Kevin Chilton and Ronald Kadish serve on this subcommittee.  The subcommittee held two meetings during 2013.

Attendance at Board and Stockholder Meetings

During 2013, the Board held seven meetings.  Each director attended at least 75% of all meetings of the Board and committees of which he or she was a member.

It is the Board's policy that all directors should attend our annual meeting.  All of our directors attended the 2013 annual meeting.

Director Compensation

The following table sets forth compensation earned, awarded or paid to our non-employee directors in connection with their Board service during 2013.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2) (3)	Total ($)
Kevin P. Chilton	$56,000	$45,000	$101,000
Lennard A. Fisk	48,000	45,000	93,000
Robert M. Hanisee	55,000	45,000	100,000
Robert J. Hermann	62,000	45,000	107,000
Ronald T. Kadish	60,000	45,000	105,000
Janice I. Obuchowski	54,000	45,000	99,000
James G. Roche	57,000	45,000	102,000
Frank L. Salizzoni	51,000	45,000	96,000
Harrison H. Schmitt	59,000	45,000	104,000
Scott L. Webster	48,000	45,000	93,000

______________

(1)
David W. Thompson, Garrett E. Pierce and James R. Thompson are not included in this table because they were employees of our company during 2013 and received no additional compensation for their Board service.  The compensation received by Mr. J.R. Thompson as an employee of our company is summarized in this section below.  The compensation received by Messrs. Thompson and Pierce as employees of our company is shown in the Summary Compensation Table below.

(2)
Reflects the aggregate grant date fair value of restricted stock units granted during 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718 (disregarding estimates for forfeitures related to service-based conditions).  The aggregate grant date fair value of these restricted stock units is determined based on the closing price on the date of grant, which was $14.36.  As of December 31, 2013, each non-employee director had 3,134 restricted stock units outstanding, all of which vested on January 3, 2014.

(3)
We did not grant any stock options to our directors during 2013.  As of December 31, 2013, the following non-employee directors had stock options outstanding in the following amounts:  Robert M. Hanisee, 15,000; Robert J. Hermann, 10,000; Ronald T. Kadish, 10,000; James G. Roche, 10,000; Frank L. Salizzoni, 10,000; Harrison H. Schmitt, 10,000; and Scott L. Webster, 10,000.

The Governance Committee, pursuant to its charter, periodically assesses the appropriateness of the form and amount of director compensation and makes recommendations to the full Board concerning such compensation.  The full Board approves all director compensation.  The Governance Committee has not engaged compensation consultants to provide advice with respect to the amount or form of director compensation.

In connection with its assessment of director compensation, the Governance Committee considers director compensation programs of certain peer companies, including the combination of cash and equity-based compensation, as well as recommendations by Mr. Thompson.

The following is a description of the compensation arrangements with our non-employee directors that were in effect for 2013:

—	Annual Retainer	$35,000

—	Lead Independent Director Annual Retainer	$10,000

—	Committee Chair Annual Retainer	$5,000 for each committee

—	Committee Member Annual Retainer	$1,000 for each committee

—	Board Meeting Fees	$1,000 for each Board meeting in excess of five per year $1,000 for each telephonic Board meeting

—	Committee Meeting Fees	$1,000 for each committee meeting

—	Annual Restricted Stock Unit Grant	$45,000 in value of restricted stock units

On the second business day of each year, each non-employee director receives a grant of restricted stock units under Orbital's 1997 Stock Option and Incentive Plan.  The number of shares of restricted stock units granted is calculated based on the closing price of our common stock on the date of grant.  On January 4, 2013, each non-employee director received a grant of 3,134 shares of restricted stock units based on a closing price of $14.36 per share on such date.  This restricted stock unit grant vested in its entirety on January 4, 2014.

All directors are reimbursed for out-of-pocket expenses in connection with Board service and for out-of-pocket expenses incurred by their respective spouses when traveling with the director in connection with Board service for up to one trip per year.  In addition, we reimburse each director for out-of-pocket expenses incurred by the director to participate in director continuing education programs.

J.R. Thompson received no compensation for his Board service in 2013.  However, he was compensated as an employee in his role as Vice Chairman and Senior Executive Advisor of the Company, which was a non-executive position, until his retirement from the company in September 2013.  His compensation for the year was approved by the Compensation Committee and the full Board in January 2013.  For 2013, Mr. Thompson received compensation in the following amounts:

• Base Salary	$453,856 (up to his retirement in September 2013)
• All Other Compensation	$54,495, which includes payment for long-term disability insurance, reimbursement for travel expenses and related tax gross-up payments
• Total Compensation	$508,351

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion describes Orbital's executive compensation program and reviews the compensation earned, awarded or paid in 2013 to our President and Chief Executive Officer, Chief Financial Officer, Chief Technical Officer and the general managers of our operating business units (our "Named Executive Officers"):

—	David W. Thompson, Chairman of the Board, President and Chief Executive Officer
—	Garrett E. Pierce, Vice Chairman and Chief Financial Officer
—	Antonio L. Elias, Executive Vice President and Chief Technical Officer
—	Ronald J. Grabe, Executive Vice President and General Manager, Launch Systems Group
—	Michael E. Larkin, Executive Vice President and General Manager, Space Systems Group
—	Frank L. Culbertson, Executive Vice President and General Manager, Advanced Programs Group
      We have voluntarily disclosed the compensation amounts earned, awarded or paid to Mr. Culbertson for 2013 even though he was not a "named executive officer" for that year as defined by applicable SEC rules.

Compensation Objectives and Strategy

Compensation Objectives

Our executive compensation program reflects our philosophy to compensate our executive officers, including the Named Executive Officers, in ways that support the following three objectives:

We must attract and retain a highly qualified executive team.  Our industry is highly competitive and specialized.  We believe that attracting a highly qualified, motivated and effective executive team is critical to our long-term success.   In addition, our contracts tend to be performed over several years and new business pursuits often are long-term endeavors.  Therefore, retention of our experienced executive team is a key strategic goal for our company.  We believe our stockholders are best served when we can attract and retain talented executive officers with compensation packages that are competitive but fair.

Compensation should be linked to the achievement of financial and operational performance objectives.  We believe that our executive officers should feel accountable for the overall performance of our company as well as for the performance of the respective business units for which they may have day-to-day responsibility.  Therefore, a significant portion of compensation is linked to the achievement of financial and operational performance objectives that are challenging, but achievable, and that are consistent with our company's strategic plan.

The financial interests of our executive officers and of our stockholders should be aligned.  Performance-based cash bonuses and stock-based incentives are intended to motivate our executive officers to work towards achieving operational and financial goals that we believe will ultimately be reflected in stockholder value.

Overview of Our Compensation Strategy

We seek to achieve our compensation objectives through a mix of compensation elements.  The principal elements of our executive compensation program and how they help achieve our compensation objectives are set forth in the following table.  These elements are discussed in more detail in "Elements of Compensation" below.

Element	How Compensation Objectives Are Achieved

Base Salary
Fixed base salary provided at a competitive level helps attract and retain executive talent.  Adjustments to base salary based on competitive market data and our executive officers' performance contributions provide further retention incentives.  There are no automatic or guaranteed base salary increases.

Annual Cash Incentive Awards
Annual cash incentive awards under our Management Incentive Plan that are variable and performance-based serve to link pay with performance, motivate our executive officers to achieve annual financial and operational objectives, align the financial interests of our executive officers and stockholders, and help attract and retain executive talent.

Equity-Based Compensation	Annual grants of restricted stock units that vest over a three-year service period serve to reward increases in stockholder value, align the financial interests of our executive officers and stockholders, and help retain executive talent.

Special Cash Bonuses	Special cash bonuses payable on a discretionary basis reward exceptional performance during the year.
Severance and Termination Benefits
Change in control and severance agreements providing compensation assurances upon certain events serve to attract and retain executive talent.  Our executive change in control severance agreements have a "double trigger," meaning that an executive officer's right to receive severance payments and benefits arises only if there is both a change in control and a termination of employment within a specified time period.  We do not provide tax gross-up payments to the Named Executive Officers in connection with any change in control or severance payment.

Other Benefits and Perquisites
Providing reasonable and customary benefits and limited perquisites, including company 401(k) plan contributions, travel reimbursements, relocation bonuses, and in limited instances, tax gross-up payments, also helps attract and retain executive talent.

The Compensation Committee has responsibility for overseeing our executive compensation program and ensuring that it is aligned with our compensation objectives.  As directed by its charter, the Compensation Committee reviews and approves (or recommends to the full Board for approval, as appropriate) all compensation decisions relating to the Named Executive Officers.

Elements of Compensation and 2013 Compensation Determinations

Base Salary

Overview and Purpose

We pay base salary to provide our executive officers with a level of assured cash compensation.  The base salary paid to each Named Executive Officer reflects that individual's role in our company, level of responsibilities, experience and performance.  Base salary increases for the Named Executive Officers are considered on an annual basis by the Compensation Committee.

2013 Base Salary Determination

In determining 2013 base salaries for the Named Executive Officers, the Compensation Committee considered various factors, including the salaries proposed by Mr. Thompson at the beginning of the year.  The Compensation Committee also considered each Named Executive Officer's performance during the prior year, as measured by our financial performance and operational execution, and for each General Manager, the performance of his business unit, giving consideration to financial performance, program execution and new business bookings.  The Compensation Committee's assessment of the reasonableness of a Named Executive Officer's salary also depended upon the Named Executive Officer's total compensation for the prior year.

In addition, for Messrs. Thompson and Pierce, the Compensation Committee reviewed the most current publicly available salaries and total compensation for similarly situated executive officers in our peer group.  For 2013, our peer group consisted of the following nine companies: ViaSat, Inc., GenCorp. Inc., Loral Space & Communications Inc., MacDonald, Dettwiler and Associates Ltd., Teledyne Technologies Incorporated, Cubic Corporation, Trimble Navigation Limited, ManTech International Corporation, and Hexcel Corporation.  This information was compiled internally by our human resources department at the request of management.  Our peer group was selected by management because each company within the group competes in one or more of the same industries as Orbital (aerospace, defense, satellite equipment and government information technology industries) and had annual revenues comparable to Orbital's (between approximately $700 million and $2.9 billion).  The peer group information is not used by the Compensation Committee to "benchmark" the amount of total compensation or any specific element of compensation.  Comparative market information has been and will continue to be reviewed by the Compensation Committee as a general reference and guide to assist the Compensation Committee with its decisions related to executive compensation.

Based on the Compensation Committee's recommendation, the full Board (other than management directors) approved the 2013 base salaries for the Named Executive Officers set forth in the following table.  The company did not increase the salaries for the Named Executive Officers over their 2012 base salaries.

Name	2013 Base Salary	% Increase From 2012 Base Salary
David W. Thompson	$715,000	0%
Garrett E. Pierce	620,000	0
Antonio L. Elias	420,000	0
Ronald J. Grabe	443,000	0
Michael E. Larkin	397,500	0
Frank L. Culbertson	375,000	0

      In recommending to the full Board that base salaries be maintained at their existing levels, the Compensation Committee agreed with Mr. Thompson's view that the current compensation levels were reasonable.

Annual Cash Incentive Awards

Overview and Purpose

Our Management Incentive Plan (the "MIP") provides employee participants with an annual cash incentive award opportunity that is intended to reward them for achieving a set of challenging annual financial and operational objectives.  The Named Executive Officers and other key employees are eligible to receive annual MIP bonus payments.  The MIP is consistent with our compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests, and attracting and retaining top level executive officers in our industry.

The amount of the annual MIP bonus payment ("MIP Bonus Payment") that may be paid to the Named Executive Officers (and all other MIP participants) is determined based on the following formula:

Target Bonus Amount ($) (Base Salary x Target Bonus Percentage)	x	Performance Multiplier (%) (0% to 125%)	=	MIP Bonus Payment ($)

The Target Bonus Amount is a dollar amount derived by multiplying the Named Executive Officer's base salary by a Target Bonus Percentage approved by the Compensation Committee.  The Target Bonus Amount for each Named Executive Officer is then multiplied by the Performance Multiplier, which is a percentage ranging from 0% to 125% depending on the extent to which performance targets were met, if at all, or exceeded.  The Performance Multiplier is a percentage score derived from an assessment of the applicable group's and company's achievement of pre-determined financial and operational targets that are assigned different weights.  The Performance Multiplier may be adjusted by the Compensation Committee at its sole discretion.

2013 MIP Bonus Determination

Approving Target Bonus Percentages.  In the beginning of 2013, the Compensation Committee determined the Target Bonus Percentages for the Named Executive Officers.  Under the MIP, the Target Bonus Percentages that apply vary according to the individual's job title and responsibility.  They are intended to reflect the Compensation Committee's philosophy that individuals with greater responsibilities should have a greater proportion of their cash compensation tied to performance.

The following table sets forth the 2013 Target Bonus Percentages approved for the Named Executive Officers.  The Compensation Committee concluded it was appropriate to leave the Target Bonus Percentages at their current levels for our Named Executive Officers.

Name	Target Bonus Percentage
David W. Thompson	100%

Garrett E. Pierce	80

Antonio L. Elias	80

Ronald J. Grabe	60

Michael E. Larkin	60

Frank L. Culbertson	60

Establishing MIP Targets.  At the beginning of 2013, Mr. Thompson discussed with the Compensation Committee the 2013 proposed financial and operational MIP targets for our Corporate Group and each of our business units.  Mr. Thompson developed these targets in consultation with senior management, including the other Named Executive Officers.

The Compensation Committee approved the 2013 financial targets at the beginning of the year.  The financial targets approved for 2013 were revenues, free cash flow and year-end firm backlog, each on a business unit and consolidated basis, operating income for the business units and after-tax income for the consolidated company results.  For 2013, the Compensation Committee determined that more weight should be given to firm backlog in order to create greater emphasis and accountability for bringing in new business.  Accordingly, as described in greater detail below, the weighting of year-end firm backlog was increased from 20% to 30% of the financial MIP targets and the weighting of operating income (or after-tax income for the consolidated company results) and free cash flow each were reduced from 30% to 25% of the total weighting of the financial targets.

The 2013 operational targets for the first and second halves of the year were approved by the Compensation Committee at the beginning of the first and third quarters, respectively.  The Compensation Committee believes that the 2013 MIP targets were consistent with our philosophy of linking compensation to the performance of company objectives that are challenging, but achievable, and that are consistent with our strategic plan.

CEO, CFO and CTO Targets (Corporate Group)

For Messrs. Thompson, Pierce and Elias, our annual consolidated financial results were weighted at 70% and our Corporate Group's operational targets for the year were weighted at 30% (15% for the first-half targets and 15% for the second-half targets).  The relative weight given to each of these targets is consistent with the Compensation Committee's view that because Messrs. Thompson, Pierce and Elias have greater responsibility for managing our overall performance, which is ultimately reflected in our consolidated financial results, it was appropriate to give more weight to the achievement of financial targets.

For 2013, our annual consolidated financial results were measured based upon specific targets established for revenues (weighted 20%), after-tax income (weighted 25%), free cash flow (defined as net cash provided by operating activities under generally accepted accounting principles less capital expenditures) (weighted 25%) and year-end firm backlog (weighted 30%).  The 2013 financial targets for our Corporate Group are set forth in the "2013 Financial Targets and Actual Results" table below.  The Compensation Committee believes that the 2013 financial targets were an appropriate tool to link pay to performance and hold the executives accountable for our financial and operational performance, as well as future prospects.  In particular, revenues, after-tax income and free cash flow are important measures of our growth, operating efficiencies and liquidity, and firm backlog is an important measure of our competitive position and future prospects because it reflects our ability to win new contracts when competing for future business.

For 2013, the operational targets for our Corporate Group included, among other things, sustaining supplier on-time delivery at a specified threshold percentage, and effecting other improvements to supply chain management, supporting new business initiatives and strategic developments, completing certain corporate transactions, and improving information systems security.  The Compensation Committee believes that these operational targets were appropriate because they motivate the corporate-level executives and managers to improve efficiencies of business operations and administration and achieve strategic goals.

General Manager Targets

For Messrs. Grabe, Larkin and Culbertson, the relevant business unit's financial results were weighted at 40%, our annual consolidated financial results (which were comprised of the same financial measures and weight as discussed under "CEO, CFO and CTO Targets (Corporate Group)" above) were weighted at 30% and the relevant business unit's operational targets for the year were weighted at 30% (15% for the first-half targets and 15% for the second-half targets).  The relative weight given to these targets is consistent with the Compensation Committee's view that the General Managers have a greater degree of responsibility for their particular business unit's performance, but also should be accountable for our financial performance as a whole, albeit to a lesser degree than the other Named Executive Officers.

For 2013, each business unit's financial results were measured based upon specific targets established for revenues (weighted 20%), operating income (weighted 25%), free cash flow (as defined above) (weighted 25%) and year-end firm backlog (weighted 30%).  The 2013 financial targets for the Launch Systems Group, Space Systems Group and Advanced Programs Group are set forth in the "2013 Financial Targets and Actual Results" table below.  The Compensation Committee believes that these financial targets were appropriate because of the challenge they present to each General Manager to run his business unit efficiently and to pursue new business opportunities.

For 2013, the operational targets goals for each of our business units focused on successfully carrying out space missions, keeping existing programs on schedule and within budget, and booking new business.  The targets for our Launch Systems Group and Advanced Programs Group focused in particular on successfully conducting the company's initial launches of its Antares rocket and completing its COTS demonstration mission to the International Space Station, execution of other existing programs, including successful product deliveries and launches, and the successful pursuit of specified new business.  The targets for our Space Systems Group included, among other objectives, goals related to successfully deploying new satellites, winning new business and keeping current satellite programs on track in terms of cost and schedule. The Compensation Committee believes that these business unit operational targets motivate successful execution of our current strategic objectives for the business units and, to the extent the targets are achieved, positively contribute to long-term increases in stockholder value.

Assessing the Achievement of MIP Targets.  In the beginning of 2014, the Compensation Committee met to assess whether and to what extent the 2013 financial and operational targets were attained.  Mr. Thompson recommended to the Compensation Committee for consideration the operational performance scores (as discussed in more detail below) and the final Performance Multiplier to be used in calculating the 2013 MIP Bonus Payments for the Named Executive Officers.

With respect to the financial targets, the following table provides information regarding the 2013 financial targets and actual results for our Corporate Group and each of our business units.  The full-year financial performance score for each group is calculated based on the pre-determined weightings assigned to each financial target.

2013 Financial Targets and Actual Results

	Revenues (weighted 20%)		Operating Income (weighted 25%)		After-Tax Income (weighted 25%)		Free Cash Flow (weighted 25%)		Year-End Firm Backlog (weighted 30%)
($ in millions)	Target	Actual	Target	Actual	Target	Actual	Target	Actual	Target	Actual
Consolidated Financial Targets/Results(1)	$1,490	$1,365	N/A	N/A	$65.0	$68.4	$20.0	$17.0	$2,250	$2,150
Launch Systems Group Financial Targets/Results(2)	560	552	$44.5	$48.8	N/A	N/A	55.0	64.5	1,100	1,081
Space Systems Group Financial Targets/Results(3)	495	388	37.0	33.9	N/A	N/A	5.0	2.5	675	484
Advanced Programs Group Financial Targets/Results(4)	455	469	29.0	30.8	N/A	N/A	(50.0)	(34.9)	575	585
_______________

(1)
Applicable for all Named Executive Officers' MIP calculation.  As discussed above, the consolidated financial targets are weighted 70% in the aggregate for Messrs. Thompson, Pierce and Elias and 30% in the aggregate for Messrs. Grabe, Larkin and Culbertson.

(2)	Applicable for Mr. Grabe's MIP calculation (weighted 40%).
(3)	Applicable for Mr. Larkin's MIP calculation (weighted 40%)
(4)	Applicable for Mr.Culbertson's MIP calculation (weighted 40%).

Following consultation with senior management (including the other Named Executive Officers) regarding the factors to be considered in assessing levels of achievement of the operational targets, Mr. Thompson provided input to the Compensation Committee on whether the operational targets were attained and made performance score recommendations for its consideration.  Due to Mr. Thompson's knowledge of our overall business, the Compensation Committee believes that his input regarding the degree to which the operational targets were met, if at all, is important in determining the operational performance scores.  When determining the performance score for each operational target, the Compensation Committee gave the maximum score if the target was fully attained, a reduced score for less than full achievement, and a "0" score for any launch vehicle or space system mission failure.

The Compensation Committee's final performance assessments involve a certain degree of subjectivity, due to the fact that certain of the operational objectives depend on third-party actions outside of our control, such as deliveries of key customer-furnished items or changing U.S. Government priorities and budgets, which also can materially affect financial results.  The Compensation Committee also made additional minor adjustments to the calculated Performance Multipliers.

The following table sets forth the financial and operational performance scores that were used in calculating the Performance Multiplier for our Corporate Group and each of our business units.

2013 MIP Performance Scores

Group	Full-Year Financial Performance Score	First-Half Operational Performance Score	Second-Half Operational Performance Score	Performance Multiplier
Corporate Group(1)	95%(5)	88%	86%	92.5%

Launch Systems Group(2)	106	94	94	97.5

Space Systems Group(3)	73	89	79	82.5

Advanced Programs Group(4)	109	89	87	97.5
_______________

(1)	Applicable for the MIP calculation of Messrs. Thompson, Pierce and Elias.

(2)	Applicable for Mr. Grabe's MIP calculation.

(3)	Applicable for Mr. Larkin's MIP calculation.

(4)	Applicable for Mr. Culbertson's MIP calculation.

(5)	Applicable for all Named Executive Officers' MIP calculation.

2013 MIP Bonus Payments.  The table below shows the Target Bonus Amount, Performance Multiplier and 2013 MIP Bonus Payment for each Named Executive Officer.  The 2013 MIP Bonus Payments earned by the Named Executive Officers are also reflected in the Summary Compensation Table below.

Name	Target Bonus Amount	Performance Multiplier	2013 MIP Bonus Payment
David W. Thompson	$715,000	92.5%	$661,400

Garrett E. Pierce	496,000	92.5	458,800

Antonio L. Elias	336,000	92.5	310,800

Ronald J. Grabe	265,800	97.5	259,200

Michael E. Larkin	238,500	82.5	196,800

Frank L. Culbertson	225,000	97.5	219,400

Special Cash Bonuses

We have a policy of periodically awarding special cash bonuses on a discretionary basis to an individual, generally in recognition of exceptional achievement or effort during the year.  We believe the payment of discretionary special cash bonuses in limited circumstances, where appropriate, is consistent with our compensation objective of linking compensation to performance.  No special cash bonuses were awarded to the Named Executive Officers during 2013, and we have not awarded a special cash bonus to a Named Executive Officer since 2006.
Equity-Based Compensation

Overview and Purpose

Our equity-based compensation program generally consists of annual grants of restricted stock units ("RSU") to individuals who participate in the MIP, including the Named Executive Officers and other high-achieving employees.  An RSU represents a right to receive shares of our common stock subject to a vesting schedule over a three-year service period.  We believe that RSUs provide meaningful long-term incentives that are directly related to the enhancement of stockholder value.  RSUs are intended to align the financial interests of the Named Executive Officers with those of our stockholders, and to focus our executive officers on the achievement of long-term performance objectives that are aligned with our corporate strategy, thereby establishing a direct relationship between compensation and our operating performance.  In this regard, the Named Executive Officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines.  The long-term vesting provisions of our RSU awards also further the goal of executive retention.

2013 RSU Grant Determination

    In July 2013, Mr. Thompson presented to the Compensation Committee the proposed RSU awards for the Named Executive Officers.  In approving these proposed RSU awards, the Compensation Committee considered such factors as the officer's degree of responsibility, general level of performance, and the amounts granted in prior years.  The Compensation Committee also took into account the 2013 base salaries and Target Bonus Percentages that were approved for the Named Executive Officers earlier in the year.  Approximately 45% of the available annual RSU grant pool was awarded to the Named Executive Officers.  The Compensation Committee determined that the size of the grant to Mr. Thompson was warranted because of the breadth of responsibility inherent in the CEO's role and because his overall compensation is modest compared to CEOs of other companies in our peer group.

    The table below shows the RSU awards granted to the Named Executive Officers in 2013.  Each award vests in equal amounts over three years.

Name	Number of RSUs
David W. Thompson	60,000
Garrett E. Pierce	40,000
Antonio L. Elias	30,000
Ronald J. Grabe	30,000
Michael E. Larkin	30,000
Frank L. Culbertson	30,000

For a description of the material terms of the awards, see footnote 2 of the Grants of Plan-Based Awards table on page 29.

Severance and Termination Benefits

We have entered into executive change in control severance agreements with each Named Executive Officer and have entered into an executive severance agreement with Mr. Pierce.  For a description of the material terms and conditions of these agreements, see the discussion under "Potential Payments Upon Termination or Change in Control" below.

We believe that our executive change in control severance agreements and executive severance agreement are consistent with our overall compensation objective of attracting, motivating and retaining talented top level executives, and offering a compensation package that is fair and competitive.  These agreements serve as retention tools, and are intended to ensure continuity of management in the event of an actual or threatened change in the control of our company and to provide replacement compensation and benefits for a reasonable period of time should an executive officer's employment terminate as a result of a change in control.

Our executive change in control severance agreements have a "double trigger," meaning that the executive officer's right to receive severance payments and benefits arises only if there is both a change in control and termination of employment within a specified time period.  A double trigger for severance was selected because unless the Named Executive Officer's employment is terminated in connection with the change in control, a Named Executive Officer's salary and bonus would continue to be paid by the acquiring entity, which is what the severance payment is based on and intended to replace.  We do not provide tax gross-up payments to the Named Executive Officers in connection with any change in control or severance payment.  For a description and quantification of the estimated amounts that the Named Executive Officers would receive upon a change in control and certain termination scenarios, see the discussion under "Potential Payments Upon Termination or Change in Control" below.

Other Benefits and Perquisites

We periodically provide certain benefits to our executive officers that we believe are necessary to attract and retain talented executives.  These benefits include the following:  tax gross-up payments related to long-term and supplemental disability premiums, the ability to set aside compensation on a tax-deferred basis under our Nonqualified Management Deferred Compensation Plan and company contributions to our 401(k) plan (such contributions are available to all eligible employees).  We pay Mr. Grabe a monthly bonus of $5,000 plus a tax gross-up payment as consideration for his agreement to relocate, which he did at the request of one of our major customers, to Chandler, Arizona.  Footnote 5 to the Summary Compensation Table below describes certain perquisites that were provided to the Named Executive Officers during 2013.

We have two overfunded defined benefit plans that were frozen upon our acquisition of another company in 1994.  Employees of the acquired company remain eligible to receive benefits under those plans upon retirement.  As discussed under "Pension Benefits" below, Mr. Larkin has accrued benefits under one of these plans.  None of the other Named Executive Officers are entitled to receive benefits under these plans.

Say-on-Pay Vote

In April 2013, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a "say-on-pay" vote.  Our stockholders approved the compensation of our Named Executive Officers, with approximately 96% of the votes present at our annual meeting of stockholders and entitled to vote on the proposal cast in favor of it.  In considering executive compensation practices for the remainder of 2013 and for 2014, the Compensation Committee did not believe it was necessary to make any material changes to our executive officer compensation policies in response to this level of stockholder support.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been furnished by the Human Resources and Compensation Committee members:

Janice I. Obuchowski, Chairperson	Ronald T. Kadish
Lennard A. Fisk	Scott L. Webster
Kevin P. Chilton

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate SEC filings, in whole or in part, the foregoing Human Resources and Compensation Committee Report will not be incorporated by reference into any such filings.

Summary Compensation Table

The following table sets forth compensation earned, awarded or paid to the Named Executive Officers during the fiscal years ended December 31, 2013, 2012 and 2011, as applicable.  Mr. Culbertson was not a Named Executive Officer prior to 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation($)(5)	Total ($)
David W. Thompson	2013	$715,000	—	$1,135,800	$661,400	—	$27,854	$2,540,054
Chairman of the Board, President and	2012	715,000	—	508,800	643,500	—	27,504	1,894,804
Chief Executive Officer	2011	700,000	—	609,350	542,000	—	26,042	1,877,392

Garrett E. Pierce	2013	620,000	—	757,200	458,800	—	28,268	1,864,268
Vice Chairman and	2012	620,000	—	254,400	446,400	—	27,778	1,348,578
Chief Financial Officer	2011	607,500	—	348,200	437,400	—	29,924	1,423,024

Antonio L. Elias	2013	420,000	—	567,900	310,800	—	20,740	1,319,440
Executive Vice President	2012	406,500	—	323,400	245,700	—	20,098	995,198
and Chief Technical Officer	2011	392,500	—	261,150	223,700	—	19,504	896,854

Ronald J. Grabe	2013	443,000	$60,000	567,900	259,200	—	62,579	1,392,679
Executive Vice President and General Manager,	2012	443,000	60,000	190,800	225,900	—	65,095	984,795
Launch Systems Group	2011	433,500	60,000	261,150	198,100	—	64,199	1,016,949

Michael E. Larkin	2013	397,500	—	567,900	196,800	$0	17,852	1,180,052
Executive Vice President and General Manager,	2012	397,500	—	190,800	226,600	8,025	19,991	842,916
Space Systems Group	2011	385,000	—	261,150	219,500	11,521	19,551	896,722

Frank L. Culbertson	2013	375,000	—	567,900	219,400	—	16,153	1,178,453
Executive Vice President and General Manager,
Advanced Programs Group

______________

(1)
For each year reported, Mr. Grabe's bonuses reflect a $5,000 special monthly cash bonus that is paid pursuant to an executive relocation agreement our company entered into with Mr. Grabe.  See "Arrangements with the Named Executive Officers" below for more information on this executive relocation agreement.

(2)
For each year, the amount reported reflects the aggregate grant date fair value of RSUs granted during that year, computed in accordance with FASB ASC Topic 718 (disregarding estimates for forfeitures related to service-based conditions).  None of these RSUs are subject to performance conditions.  The grant date fair value of the RSUs is based on the closing price on the date of grant.  See the tables in "Grants of Plan Based-Awards" and "Outstanding Equity Awards at Fiscal Year-End" below for more information on the RSU awards reflected in this column.

(3)
Non-equity incentive plan compensation reflects the cash compensation earned by the Named Executive Officers under the MIP.  See "Compensation Discussion and Analysis – Elements of Our Compensation Program – Annual Cash Incentive Awards" above for a more detailed discussion of the MIP.

(4)
Amounts relate solely to benefits accrued to Mr. Larkin under the Retirement Plan for Employees of Fairchild Space and Defense Corporation.  For 2013, there was a negative aggregate change in pension value for Mr. Larkin.  See the discussion under "Pension Benefits" below.

(5)	"All Other Compensation" amounts consist of the following for 2013:

Name	Insurance Premiums (a)	Tax Reimbursements (b)	Company Contributions to 401(k) and Deferred Compensation Plans (c)	Total
David W. Thompson	$3,617	$1,423	$22,814	$27,854
Garrett E. Pierce	4,746	2,702	20,820	28,268
Antonio L. Elias	2,764	1,423	16,553	20,740
Ronald J. Grabe	2,835	44,581	15,163	62,579
Michael E. Larkin	2,703	1,484	13,665	17,852
Frank L. Culbertson	1,060	0	15,093	16,153
_______________

(a)
The amount for each Named Executive Officer reflects the reimbursement of executive long-term disability premiums and life insurance premiums paid by our company.  For Mr. Pierce, the amount also includes $1,402 as reimbursement of supplemental disability premiums.

(b)
The amount for each Named Executive Officer reflects tax gross-up payments related to the reimbursement of executive long-term disability premiums.  For Mr. Pierce, the amount also includes a $1,279 tax gross-up payment related to the reimbursement of supplemental disability premiums.  For Mr. Grabe, the amount also includes a $43,200 tax gross-up payment related to his special monthly cash bonus.

(c)	The amounts reflect the aggregate of company contributions under our 401(k) and deferred compensation plans.

Grants of Plan-Based Awards

The following table sets forth information concerning the grants of plan-based awards made to, or earned by, each Named Executive Officer during the fiscal year ended December 31, 2013.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-EquityIncentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	Grant Date Fair Value of Stock and Option Awards($)(3)
			Threshold($)	Target($)	Maximum($)
David W. Thompson	MIP Bonus	—	$0	$715,000	$893,750	—	—
	RSU Grant	7/25/2013	—	—	—	60,000	1,135,800

Garrett E. Pierce	MIP Bonus	—	0	496,000	620,000	—	—
	RSU Grant	7/25/2013	—	—	—	40,000	757,200

Antonio L. Elias	MIP Bonus	—	0	336,000	420,000	—	—
	RSU Grant	7/25/2013	—	—	—	30,000	567,900

Ronald J. Grabe	MIP Bonus	—	0	265,800	332,250	—	—
	RSU Grant	7/25/2013	—	—	—	30,000	567,900

Michael E. Larkin	MIP Bonus	—	0	238,500	298,125	—	—
	RSU Grant	7/25/2013	—	—	—	30,000	567,900

Frank L. Culbertson	MIP Bonus	—	0	225,000	281,250	—	—
	RSU Grant	7/25/2013	—	—	—	30,000	567,900
_______________

(1)
These potential annual cash incentive awards, including applicable financial and operational performance targets, under the MIP are discussed in detail under "Compensation Discussion and Analysis – Elements of Our Compensation Program – Annual Cash Incentive Awards" above.  See the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table above for the amounts actually earned in 2013, 2012 and 2011, as applicable, by the Named Executive Officers under the MIP.

(2)
Reflects RSUs granted to our Named Executive Officers under our Amended and Restated 2005 Stock Incentive Plan for the fiscal year ended December 31, 2013.  None of the RSUs are subject to performance conditions.  The July 25, 2013 RSU grants vest in equal one-third increments on July 25, 2014, July 25, 2015 and July 25, 2016, provided that the Named Executive Officer remains on each such vesting date an employee, officer, or director of our company or its affiliates or a consultant or adviser currently providing services to our company or its affiliates (a "Service Provider").  If the Named Executive Officer's service as a Service Provider is terminated other than by reason of death or disability, any unvested RSUs will be forfeited.  If the Named Executive Officer dies or incurs a disability prior to any such vesting date, then the RSUs will become 100% vested upon the date of such event.  In the event a dividend is declared and paid on Orbital's common stock, dividend equivalents are paid on the RSUs at the same rate as dividends on Orbital's common stock.  Orbital has never declared any dividends on its common stock.

(3)
Reflects grant date fair value of the equity award computed in accordance with FASB ASC Topic 718.  The grant date fair value of each RSU award is based on the closing price of our common stock on the date of grant.

The following is a discussion of the additional material factors necessary to understand the information we provided in the Summary Compensation Table and the table in "Grants of Plan-Based Awards" above.

Arrangements with the Named Executive Officers.  We have entered into an executive relocation agreement with Mr. Grabe as discussed in more detail below.  In addition, we have entered into an executive change in control severance agreement with each Named Executive Officer and an executive severance agreement with Mr. Pierce pursuant to which each officer could receive certain severance payments and benefits.  See "Potential Payments Upon Termination or Change in Control" below for information regarding these severance agreements.

In 2003, we entered into an executive relocation agreement with Mr. Grabe in connection with his long-term relocation assignment in Chandler, Arizona.  Under the terms of the agreement, Mr. Grabe receives a $5,000 special monthly cash bonus and a related tax gross-up payment for each month Mr. Grabe is employed at our request in Chandler, Arizona.  See footnotes 1 and 5 to the Summary Compensation Table above.  The agreement terminates when Mr. Grabe's relocation assignment is over or Mr. Grabe is no longer employed as one of our executive officers.

Annual Cash Incentive Awards.  In 2013, 2012 and 2011, each Named Executive Officer earned a performance-based annual cash incentive award under the MIP, which is reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.  See "Compensation Discussion and Analysis – Elements of Compensation and 2013 Compensation Determinations – Annual Cash Incentive Awards" above for a detailed discussion of the MIP and how 2013 bonuses under the MIP were determined.

Equity-Based Compensation.  In 2013, 2012 and 2011, our Named Executive Officers received grants of RSUs under our Amended and Restated 2005 Stock Incentive Plan.  See footnote 2 to the Grants of Plan-Based Awards table on page 29 for the amounts, vesting schedule and other material terms of these RSU awards.  See "Compensation Discussion and Analysis – Elements of Compensation and 2013 Compensation Determinations – Equity-Based Compensation" above for a discussion of our practices with respect to equity grants.

Pension Benefits.  Mr. Larkin's accrued benefits under the Retirement Plan for Employees of Fairchild Space and Defense Corporation decreased from 2012 to 2013.  See footnote 4 to the Summary Compensation Table above and discussion under "Pension Benefits" below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each Named Executive Officer as of December 31, 2013.

Name	Stock Awards(1)
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David W. Thompson	98,295	$2,290,274

Garrett E. Pierce	59,980	1,397,534

Antonio L. Elias	51,645	1,203,329

Ronald J. Grabe	44,985	1,048,151

Michael E. Larkin	44,985	1,048,151
Frank L. Culbertson	44,652	1,040,392
_______________

(1)
All equity awards reported in this table vest solely based on the passage of time, and are not subject to any performance conditions.  None of our Named Executive Officers hold outstanding stock options.

(2)
Market value is calculated by multiplying the number of restricted stock units that have not vested by the closing price of our common stock on December 31, 2013, the last trading day of the year, which was $23.30.

Stock Vested

The following table sets forth information concerning RSU vesting for each Named Executive Officer during the fiscal year ended December 31, 2013.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David W. Thompson	40,015(1)	$752,153

Garrett E. Pierce	19,340(1)	363,574

Antonio L. Elias	17,345(1)	341,973

Ronald J. Grabe	14,005(1)	263,316

Michael E. Larkin	14,005(1)	263,316
Frank L. Culbertson	9,678(1)	205,751

______________

(1)	Reflects the vesting on July 25, 2013, July 27, 2013 and July 28, 2013 of a portion of the total RSUs granted to each Named Executive Officer in 2012, 2011 and 2010, respectively.
Pension Benefits

Mr. Larkin has accrued benefits under the Retirement Plan for Employees of Fairchild Space and Defense Corporation (the "Pension Plan"), a tax-qualified defined benefit plan that was frozen on September 13, 1994 (the "Freeze Date").  This Pension Plan became sponsored by our company in connection with our acquisition of Fairchild Space and Defense Corporation ("Fairchild") in 1994.  None of the other Named Executive Officers are entitled to receive benefits under the Pension Plan.

The following table lists the number of years of credited service and the present value of accrued pension benefits for Mr. Larkin under the Pension Plan as of December 31, 2013.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Michael E. Larkin	Retirement Plan for Employees of Fairchild Space and Defense Corporation	13	$55,829	—
_______________

(1)	Mr. Larkin's years of credited service only reflect his service with Fairchild through the Freeze Date.
(2)
Amount reflects the actuarially determined present value of Mr. Larkin's accumulated benefits assuming retirement at age 65, the Pension Plan's normal retirement date. This amount reflects a decrease of $6,034 from 2012.  The present value of the accrued benefit was based on an interest rate of 4.31% and the RP-2000 Mortality Table projected to 2013.  No pre-retirement mortality, early retirement or termination has been assumed for the valuation.

Prior to the Freeze Date, Fairchild employees who met certain length of service requirements were eligible to participate in the Pension Plan.  As of the Freeze Date, the Pension Plan was closed to new participants and no further benefits were permitted to accrue under the Pension Plan with respect to current participants.

   On the Freeze Date, the annual retirement benefit payable at the age of 65 for each participant in the Pension Plan was calculated as follows:  0.58% of final average earnings not in excess of covered compensation times the number of years of service as of the Freeze Date not in excess of 35, plus 1.00% of final average earnings in excess of covered compensation times the number of years of service as of the Freeze Date not in excess of 35, plus 0.25% of final average earnings times years of service as of the Freeze Date in excess of 35.  The final average earnings reflect the average regular annual compensation (excluding bonuses, overtime and other extraordinary compensation) of a participant during the five consecutive years within the ten years immediately preceding the earlier of (1) the Freeze Date, or (2) his or her retirement, during which the participant's salary was the highest.  The final average earnings credited under the Pension Plan is capped by provisions of the Internal Revenue Service Code.

Nonqualified Deferred Compensation

Our Nonqualified Management Deferred Compensation Plan provides the Named Executive Officers and other key management and highly compensated employees with the ability to set aside compensation on a tax-deferred basis.  This compensation can consist of amounts a Named Executive Officer elects to defer and/or discretionary contributions by us.  Under the plan, the Named Executive Officers may defer up to 100% of their cash base salaries and up to 100% of their cash bonuses under the MIP.  The Named Executive Officers need to make their deferral elections by December 15 of each year to defer amounts for the following year.

The Named Executive Officers have the right to have the amounts credited to their plan account invested in one or more funds made available by the plan administrator.  The Named Executive Officers select the investment allocation among the available funds and may change these allocations on a daily basis by contacting the plan administrator by phone or accessing their plan account online through the plan administrator's website.

Benefits under the plan will be distributed under the terms elected by the Named Executive Officer.  For each deferral year and type of deferral, the Named Executive Officer may elect either a future in-service withdrawal date or a distribution upon a voluntary or involuntary termination of employment.  The Named Executive Officer can elect to receive the distributions either as a lump sum payment or in annual installments.  In the event a Named Executive Officer dies while employed by us, benefits will be paid to his beneficiaries in the same manner as elected by such Named Executive Officer.  Additionally, upon a showing of an unforeseen financial hardship and with appropriate approval from the Compensation Committee, a Named Executive Officer may be allowed to access funds in his plan account earlier than the elected distribution date.  All Named Executive Officers are fully vested in their account balances under the plan.

The following table sets forth contributions, earnings, withdrawals, distributions and year-end balances under our Nonqualified Management Deferred Compensation Plan for each Named Executive Officer during the fiscal year ended December 31, 2013.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
David W. Thompson	—	$10,064	$212,222	—	$4,754,485

Garrett E. Pierce	—	8,070	13,887	—	121,546

Antonio L. Elias	—	3,803	5,298	—	61,375

Ronald J. Grabe	—	4,940	42,955	—	163,662

Michael E. Larkin	—	3,665	20,800	—	147,121

Frank L. Culbertson	—	2,343	886	—	8,156

______________

(1)
In 2013, pursuant to our Deferred Salary and Profit Sharing Plan for Employees ("401(k) Plan"), we made a discretionary contribution to the 401(k) Plan account of each Named Executive Officer (and other eligible employees) in the amount of 1% of the salary and MIP bonuses earned by such officer in 2012.  Any discretionary contribution amounts exceeding the Internal Revenue Service limits for the 401(k) Plan are then credited into the Named Executive Officer's Nonqualified Management Deferred Compensation Plan account as a company contribution.  The amounts in this column reflect these company contributions.  The full amounts are included in the "All Other Compensation" column of the Summary Compensation Table above.

(2)
The amounts in this column represent the increases in value based on each Named Executive Officer's individual investment decisions and therefore are not reported in the Summary Compensation Table above.

(3)
The amounts in this column include company contributions that were reported as compensation for the Named Executive Officers in the Summary Compensation Tables in our 2012, 2011 and 2010 proxy statements, as applicable, in the following amounts:  David W. Thompson, $28,386; Garrett E. Pierce, $23,967; Antonio L. Elias, $10,279; Ronald J. Grabe, $15,232; and Michael E. Larkin, $10,208.

Potential Payments Upon Termination or Change in Control

Executive Change in Control Severance Agreements

We have entered into executive change in control severance agreements with each Named Executive Officer.  Our executive change in control severance agreements have a "double trigger," meaning that the executive officer's right to receive severance payments and benefits arises only if there is both a change in control of our company and the executive officer is terminated within a specified time period.  Under these agreements, a "change in control" is generally defined as (1) the acquisition by an individual or group of 30% or more of our common stock or the combined voting power of our then outstanding voting securities entitled to vote for directors, (2) within any 24-month period, the persons who were our directors immediately prior to the transaction shall cease to constitute a majority of the Board or its successor, (3) the sale or disposition of all or substantially all of our company's assets, or (4) the consummation by us of a merger, consolidation or similar business combination transaction, the result of which is either (a) the stockholders of our company immediately prior to the transaction will not beneficially own more than 60% of the surviving entity, (b) a person owns more than 30% of our outstanding common stock, or (c) at least a majority of the board members of the entity resulting from the transaction were not members of the Board at the time the transaction was agreed to.

If a change in control is contemplated or has occurred, and the Named Executive Officer's employment is terminated, the Named Executive Officer would be entitled to the following payments and benefits upon the following termination events:

Disability.  If the Named Executive Officer's employment is terminated following a change in control due to disability (generally defined as incapacity due to physical or mental illness), the Named Executive Officer's disability benefits would be determined in accordance with our insurance and benefit programs then in effect.  Assuming a December 31, 2013 termination event for disability, the Named Executive Officers would receive from us the following:

Name	Monthly Payments	Maximum Period of Payment Based on Age	Total Potential Payments
David W. Thompson	$25,000	63 months	$1,575,000
Garrett E. Pierce	25,000	12 months	300,000
Antonio L. Elias	20,000	30 months	600,000
Ronald J. Grabe	20,000	15 months	300,000
Michael E. Larkin	20,000	79 months	1,580,000
Frank L. Culbertson	20,000	30 months	600,000

Cause.  If the Named Executive Officer is terminated for cause, the Named Executive Officer will not be entitled to receive any payments or benefits after the date of termination, and would only be entitled to accrued base salary and leave as of the date of termination.  Under the executive change in control severance agreement, "cause" is generally defined as:

•
the officer's willful and continual failure to substantially perform his or her duties in accordance with the instructions of the Board or the persons to whom the officer reports, after a demand for substantial performance is delivered to the officer by the Board which specifically identifies the manner in which the Board believes that the officer has not substantially performed his or her duties;

•	the willful engaging by the officer in conduct which is materially injurious to our company;

•	the embezzlement or misappropriation of our company's funds or property by the officer;

•	the officer's conviction of a felony or plea of guilty or nolo contendere to a felony; or

•	the officer's conviction of a crime involving fraud, dishonesty, moral turpitude or breach of trust or plea of guilty or nolo contendere to such a crime.

Good Reason or Without Cause.   If the Named Executive Officer is terminated following a change in control without "cause" or by such Named Executive Officer for "good reason," the Named Executive Officer would receive from us a lump sum equal to two times the sum of (1) the greater of his annual base salary in effect on the date of the change in control or the date of termination and (2) the greater of (a) his full target bonus for the year of termination or (b) the average of the two highest cash bonuses earned during two of the three immediately preceding years.  Also, the Named Executive Officer would receive a pro rata bonus equal to his target bonus through the date of termination.  In addition, all unvested amounts under our deferred compensation plan would vest, all insurance benefits would continue for 24 months and all outstanding vested and unvested equity awards would be repurchased by us at the higher of (1) the highest price paid in the change in control transaction or (2) the then current fair market value on the termination date if the equity award has been assumed, less the exercise price for any such equity award, if applicable.  The Named Executive Officer must execute a written release of claims provided by the company to be eligible to receive any of the foregoing payments.

If the Named Executive Officer is terminated following a change in control without "cause" or by the Named Executive Officer for "good reason," and assuming a December 31, 2013 termination event for either of these reasons, payments and benefits to the Named Executive Officers would be as follows:

Name	Salary	Bonus	Insurance Benefits(1)	Equity Awards Payments(2)	Total(3)
David W. Thompson	$1,430,000	$2,145,000	$55,984	$2,290,274	$5,921,258
Garrett E. Pierce	1,240,000	1,488,000	47,528	1,397,534	4,173,062
Antonio L. Elias	840,000	1,008,000	40,994	1,203,329	3,092,323
Ronald J. Grabe(4)	886,000	797,400	54,305	1,048,151	2,785,856
Michael E. Larkin	795,000	715,500	51,838	1,048,151	2,610,488
Frank L. Culbertson	750,000	675,000	5,396	1,040,392	2,470,787
______________

(1)
Reflects the gross premiums to be paid by our company to provide each Named Executive Officer with life insurance and health and welfare benefits substantially similar to those they were receiving as of December 31, 2013 for the next 24-month period.  Assumes annual increases in premiums based on historical percentage increases.

(2)
Reflects payments in consideration for the surrender of all outstanding stock options equal to the difference between the respective exercise prices for such stock options as set forth in the table in "Outstanding Equity Awards at Fiscal Year-End" above, and $23.30, the closing price of our common stock on December 31, 2013, the last trading day of the year.  Also reflects payments in consideration for the surrender of all unvested RSUs (as set forth above in the table in "Outstanding Equity Awards at Fiscal Year-End" above) at a repurchase price of $23.30 per RSU.

(3)
Estimated legal fees and expenses incurred by the Named Executive Officer in connection with a termination are not included in the total.  All Named Executive Officers are fully vested in their account balances under our 401(k) Plan and Nonqualified Management Deferred Compensation Plan, and therefore, this termination event does not provide for any accelerated vesting under these plans, and no amounts related to such plans are included in the total.  See the "Aggregate Balance at Last FYE" column in the table in "Nonqualified Deferred Compensation" above for the year-end balances for each Named Executive Officer under our Nonqualified Management Deferred Compensation Plan.  Likewise, because Mr. Larkin is fully vested in his benefits under the Pension Plan, this amount is not included.  See "Pension Benefits" above for more information on the Pension Plan.

(4)
Pursuant to our executive relocation agreement with Mr. Grabe, the bonuses provided for in such agreement were not taken into account when calculating payments due under Mr. Grabe's executive change in control severance agreement, and such bonuses would not be considered when calculating such payments in the event of an actual change in control of our company.  See "Arrangements with the Named Executive Officers" above for more information on Mr. Grabe's executive relocation agreement.

The definition of "cause" under the executive change in control severance agreement is described above.   Under the executive change in control severance agreement, "good reason" is generally defined as:

●	the assignment of the officer to duties that are a material adverse change from the most significant position held by the officer during the 180-day period prior to a change in control;

●	a material reduction in the officer's base salary;

●	the relocation of the officer outside a 50-mile radius of the officer's then-current office;

●	a material adverse change in (1) the value of any compensation plan (including bonus plan) that the officer participated in prior to the change in control or (2) the benefits under our retirement, pension, 401(k), deferred compensation, life insurance, medical, health, accident, disability or other benefit plans that the officer participated in prior to the change in control;

●	our failure to obtain from any successor an assumption of the obligations under the executive change in control severance agreement.

Executive Severance Agreement

We have entered into an executive severance agreement with Mr. Pierce which sets forth the severance payments and benefits that he would receive from us in the event his employment is terminated other than in the event of a change in control.

Under his agreement, Mr. Pierce will be entitled to the following payments and benefits upon the occurrence of the following termination events:

Disability.  If Mr. Pierce's employment is terminated by us for disability (generally defined as incapacity due to physical or mental illness), then (1) his benefits shall be determined in accordance with our insurance and benefits programs then in effect and (2) his equity grants shall continue to vest as scheduled for a 24-month period following such termination and his stock options shall remain exercisable for the rest of the originally scheduled term.  Assuming a December 31, 2013 termination event for disability, Mr. Pierce would receive monthly payments of $25,000 for up to 12 months for an aggregate potential amount of $300,000 and a total of 46,660 unvested RSUs would continue to vest as scheduled for a 24-month period.  As of December 31, 2013, the value of these RSUs was $1,087,178 based on the $23.30 closing price of our common stock on December 31, 2013, the last trading day of the year.  Therefore, the aggregate amount of compensation Mr. Pierce might receive if his employment was terminated due to his disability is $1,387,178.

Cause.  If Mr. Pierce's employment is terminated by us for cause, Mr. Pierce would only be permitted to exercise vested stock options for 60 days after the date of termination.  "Cause" is generally defined in the same manner as described above in the executive change in control severance agreements.  As of December 31, 2013, Mr. Pierce had no outstanding stock options.

Good Reason or Without Cause.  If Mr. Pierce's employment is terminated by us for any reason other than for disability or "cause," as defined in the agreement, or by Mr. Pierce for "good reason," as defined in the agreement (in each case, generally defined in the same manner as the executive change in control severance agreements), then Mr. Pierce would receive from us a lump sum payment equal to two times the sum of (1) his annual base salary and (2) the higher of (a) the sum of any bonuses paid or payable to him for the 12-month period immediately preceding the month of such termination, or (b) the target bonus for the year of termination based on 80% of his annual base salary.  He would also be reimbursed for all reasonable legal fees and expenses incurred by him as a result of such termination.  Also, Mr. Pierce's outstanding RSUs would continue to vest as scheduled for a 24-month period.  In addition, his insurance benefits would continue for a 24-month period following such termination.

If Mr. Pierce's employment is terminated by us without "cause" or by him for "good reason," and assuming a December 31, 2013 termination event for either of these reasons, payments would be as follows:

Name	Salary	Bonus	Insurance Benefits(1)	Equity Awards(2)	Total(3)
Garrett E. Pierce	$1,240,000	$992,000	$47,528	$1,087,178	$3,366,706

 ______________

(1)
Reflects the gross premiums to be paid by our company to provide Mr. Pierce with life, disability, accident and health insurance benefits substantially similar to those he was receiving as of December 31, 2013 for the next 24-month period.  Assumes annual increases in premiums based on historical percentage increases.

(2)	Reflects the value of 46,660 unvested RSUs, which would continue to vest as scheduled for the next 24-month period, based on the $23.30 closing price of our common stock on December 31, 2013.
(3)	Estimated legal fees and expenses incurred by Mr. Pierce in connection with a termination are not included in the total.

Nonqualified Management Deferred Compensation Plan

In addition to the payments described above, in connection with our Nonqualified Management Deferred Compensation Plan, in the event that a Named Executive Officer dies while employed by us, benefits under the plan will be paid to his or her beneficiaries in the same manner elected by such Named Executive Officer.  Assuming a December 31, 2013 termination event for death, payments for the Named Executive Officers would be as follows:

Name	Payments
David W. Thompson	$4,754,485
Garrett E. Pierce	121,546
Antonio L. Elias	61,374
Ronald J. Grabe	163,662
Michael E. Larkin	147,121
Frank L. Culbertson	8,156

Indemnification Agreements

We have entered into substantially identical indemnification agreements with each of our directors, the Named Executive Officers and with certain other officers.  The agreements provide that we will, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each indemnitee against all loss and expense incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of our company or any of our affiliates, or because our company has a right to judgment in its favor because of his or her position with us or any of our affiliates.  The indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to our best interest.  The agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under our Restated Certificate of Incorporation or any agreement or vote of stockholders and that the Restated Certificate of Incorporation may not be amended to adversely affect the rights of the indemnitee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was comprised of Kevin P. Chilton, Lennard A. Fisk, Ronald T. Kadish, Janice I. Obuchowski and Scott L. Webster during 2013.  No member of the Compensation Committee was an officer or employee of our company during fiscal year 2013, nor did any member have a business relationship with our company that is required to be disclosed pursuant to the applicable SEC rules.  As disclosed above in his biography, Mr. Webster is a co-founder of Orbital and previously served in various senior executive positions with the company.  No interlocking relationship, as described in the applicable SEC rules, existed between any member of the Compensation Committee and any member of any other company's board of directors or compensation committee during 2013.

OWNERSHIP OF COMMON STOCK

The table below sets forth certain information regarding our stock-based holdings as of February 24, 2014, unless otherwise indicated, by (1) each person known by us to own beneficially more than 5% of our common stock, (2) each of our directors and Named Executive Officers and (3) all executive officers and directors as a group.  Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.
Name and Address	Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(2)	6,105,962	10.1%
TimesSquare Capital Management, LLC 1177 Avenue of the Americas, 39th Floor New York, NY 10036(3)	3,983,401	6.6%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(4)	3,608,956	6.0%
Kevin P. Chilton	6,220	*
Frank L. Culbertson	15,912	*
Antonio L. Elias	121,954	*
Lennard A. Fisk(5)	31,612	*
Ronald J. Grabe(6)	54,329	*
Robert M. Hanisee	64,173	*
Robert J. Hermann	67,028	*
Ronald T. Kadish	28,668	*
Michael E. Larkin	38,244	*
Janice I. Obuchowski	34,055	*
Garrett E. Pierce	72,495	*
James G. Roche	30,391	*
Frank L. Salizzoni	65,393	*
Harrison H. Schmitt	32,533	*
David W. Thompson	124,357	*
James R. Thompson(7)	270,745	*
Scott L. Webster	59,522	*
Executive Officers and Directors as a Group (18 persons)	1,117,631	1.8%
_______________
*Less than 1%.

(1)
Includes shares issuable upon exercise of outstanding stock options (all of which are currently vested) in the following amounts:  Robert M. Hanisee, 10,000 shares; Robert J. Hermann, 10,000 shares; Ronald T. Kadish, 10,000 shares; James G. Roche, 10,000 shares; Frank L. Salizzoni, 10,000 shares; Harrison H. Schmitt, 10,000 shares; Scott L. Webster, 10,000 shares; and all executive officers and directors as a group, 70,000 shares.

(2)
Beneficial ownership is as of December 31, 2013, based on a Schedule 13G/A filed on January 10, 2014 with the SEC by BlackRock, Inc. and represents 6,105,962 shares of our common stock over which BlackRock, Inc. has sole dispositive power, of which BlackRock has sole power to vote 5,916,286 shares.

(3)
Beneficial ownership is as of December 31, 2013, based on a Schedule 13G/A filed on February 10, 2014 with the SEC by TimesSquare Capital Management, LLC ("TimesSquare") and represents 3,983,401 shares of our common stock over which Times Square has sole dispositive power of which TimesSquare has the sole power to vote 3,366,601 shares.

(4)
Beneficial ownership is as of December 31, 2013, based on a Schedule 13G filed on February 12, 2014 with the SEC by The Vanguard Group, Inc.  ("Vanguard") and includes 3,518,503 shares of our common stock over which Vanguard has sole dispositive power, 94,953 shares over which Vanguard has sole voting power and 90,453 shares over which Vanguard has shared dispositive power.

(5)	All of Dr. Fisk's shares are pledged as collateral in connection with a business loan.
(6)	Includes 49,841 shares of common stock owned by the Grabe Family Trust, of which Mr. Grabe is a joint trustee with his wife.
(7)	Excludes 1,385 shares of common stock owned by Mr. J.R. Thompson's wife, with respect to which Mr. J.R. Thompson disclaims beneficial ownership.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2013:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding securities reflected in first column)
Equity Compensation
Plans Approved by
Security Holders (1)	-	$ -	1,834,537
Equity Compensation
Plans Not Approved by
Security Holders (2)	75,000	$12.07	627,871
Total	75,000	$12.07	2,462,408

_______________

(1)
The equity compensation plans approved by our stockholders are our 1997 Stock Option and Incentive Plan (the "1997 Plan") and our Amended and Restated 2005 Stock Incentive Plan (the "2005 Plan").  An amendment in 1998 to the 1997 Plan increasing the total number of authorized shares thereunder to 3,200,000 also was approved by our stockholders.  For purposes of reporting on the options outstanding under the 1997 Plan, we have assumed that all 3,200,000 shares approved by stockholders were issued during 1997 and 1998.  In 2012, our stockholders approved an amendment to the 2005 Plan increasing the total number of authorized shares thereunder to 5,000,000 shares, subject to adjustment upon the occurrence of certain events.  The share numbers shown in this row do not include shares that may be issued under the company's 1999 Employee Stock Purchase Plan, which currently has approximately 326,137 shares available for issuance, and do not include 948,844 shares subject to outstanding restricted stock unit awards.

(2)
As permitted by the then applicable rules of the New York Stock Exchange, in 1999, 2000, 2001 and 2002, we amended the 1997 Plan to increase the number of securities available for issuance under that plan by 1,800,000, 1,800,000, 1,800,000 and 2,000,000 shares, respectively, without seeking the approval of our stockholders.  The 1997 Plan provides for awards of incentive or non-qualified stock options and shares of restricted stock and stock units to employees, directors, consultants and advisers of the company and its subsidiaries without giving effect to any exercises or cancellations.  Under the terms of the 1997 Plan, options may not be issued at less than 100% of the fair market value of the company's common stock on the date of grant.  Options expire no more than 10 years following the grant date.  The 1997 Plan does not contain any evergreen or similar feature.  The shares shown in this row do not include 31,340 shares subject to outstanding restricted stock unit awards to our directors, which vest one year from their grant date.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to ratification by our stockholders at the annual meeting. The Board of Directors recommends the ratification of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2014.  PwC has served as our independent registered public accounting firm since 1999.  A representative of PwC is expected to be present at the annual meeting and will be available to respond to appropriate questions and make such statements as he or she may desire.  In the event that the stockholders do not ratify the appointment of PwC, the Board will consider the appointment of another independent registered public accounting firm.  The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote with respect to the matter will be required to approve Proposal 2.  Abstentions will be considered shares present at the annual meeting entitled to vote, but since they are not affirmative votes on the proposal, abstentions will have the same effect as votes against the proposal.  Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether the proposal has been approved.

The Board of Directors recommends that you vote FOR the ratification of the appointment of PwC.  Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the ratification of the appointment of PwC.

Fees of Independent Registered Public Accounting Firm

For services rendered during or in connection with our fiscal years indicated in the table below, we have received, or expect to receive, invoices from PwC for the following fees:

	2012	2013
Audit Fees(1)	$2,032,000	$1,912,000
Audit-Related Fees(2)	447,000	276,000
Tax Fees(3)	232,000	93,000
All Other Fees(4)	2,000	37,000
______________

(1)
Includes fees for services rendered (i) for audit services related to our consolidated financial statements and effectiveness of internal controls over financial reporting, (ii) in connection with the quarterly reviews of the consolidated financial statements in our Forms 10-Q, (iii) in connection with auditor consent, (iv) in connection with our convertible note refinancing in 2012 and (v) for assistance with and review of documents filed with the SEC in 2012.

(2)	Reflects services primarily related to audits of our employee benefit plans and due diligence and related activities in connection with evaluating potential acquisitions.
(3)	Reflects fees for tax compliance and consultation.
(4)	Reflects software license fee and services pertaining to conflict minerals.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm (the "Pre-Approval Policy").  Our Audit Committee is required to pre-approve all services performed by the independent registered public accounting firm to assure that the provision of such services does not impair our independent registered public accounting firm's independence.

The Audit Committee reviews and approves a list of pre-approved services and estimated costs at least annually.  The list is updated throughout the year, as may be necessary.  The Audit Committee has delegated to its Chairman the authority to pre-approve the performance by the independent registered public accounting firm of services with estimated aggregate costs of performance up to $100,000.  All of the fees identified above under "Fees of Independent Registered Public Accounting Firm" for 2013 were pre-approved in accordance with the Pre-Approval Policy.

Any engagement agreement between our company and the independent registered public accounting firm must be signed by an officer of our company and at least one member of the Audit Committee.  The Audit Committee must be notified at its next regularly scheduled meeting of any engagement that occurs which had been pre-approved by the Audit Committee or by the Audit Committee delegate.  If the proposed service has not been pre-approved, then a representative of the independent registered public accounting firm and the Chief Financial Officer, Controller or other Senior Vice President must jointly submit to the Audit Committee, prior to the commencement of any work, a request for approval, including a reasonably detailed description of the service proposed to be provided, an estimate of the costs of performance of the service and a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee is responsible for providing independent, objective oversight of our company's financial reporting functions and internal controls.  The Audit and Finance Committee is comprised of six directors, each of whom is "independent" as defined by the existing NYSE listing rules and SEC rules.  Members of the Audit and Finance Committee must also satisfy the independence requirements of Section 10A(m)(3) of the Exchange Act.

Management is responsible for our company's internal controls and financial reporting process.  Our company's independent registered public accounting firm is responsible for performing an independent audit of our company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The Audit and Finance Committee's responsibility is to monitor and oversee these processes.

The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements of our company for the fiscal year ended December 31, 2013, with our company's management, and also has discussed with PricewaterhouseCoopers LLP ("PwC"), our company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit and Finance Committee has received both the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit and Finance Committee concerning independence, and has discussed with PwC that firm's independence.

Based on the Audit and Finance Committee's discussions with management and our company's independent registered public accounting firm, the Audit and Finance Committee recommended to the Board of Directors of our company that the audited consolidated financial statements of our company for the fiscal year ended December 31, 2013 be included in our company's Annual Report on Form 10-K as filed with the SEC in February 2014.

The foregoing report has been furnished by the Audit Committee members:

Robert M. Hanisee, Chairman	Frank L. Salizzoni
Ronald T. Kadish	Harrison H. Schmitt
James G. Roche	Kevin P. Chilton

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate SEC filings, in whole or in part, the foregoing Audit and Finance Committee Report will not be incorporated by reference into any such filings.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules and regulations, we are giving our stockholders an opportunity to indicate whether they support the compensation paid to our Named Executive Officers, as described in this proxy statement pursuant to SEC rules and regulations.  This advisory vote, commonly referred to as a "say-on-pay" vote, is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding Named Executive Officers compensation, and the narrative disclosure accompanying the tabular presentation.  These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for executive talent in which we compete.  We are focused on attracting and retaining a highly qualified executive team.  We believe that our stockholders are best served when we can attract and retain talented executive officers with compensation packages that are competitive but fair.

As discussed in the Compensation Discussion and Analysis of this proxy statement, we believe that our executive compensation program properly links annual compensation to company performance and aligns the financial interests of our executive officers to those of our stockholders.  For example:

  A significant portion of compensation for our executive officers is linked to the achievement of financial and operational objectives that are challenging, but achievable, and consistent with our company's strategic plan; and
  We provide performance-based cash bonuses and stock-based incentives that are intended to motivate our executive officers to work towards achieving operational and financial goals that we believe will ultimately be reflected in stockholder value.
This advisory vote is not binding on the Board of Directors.  The Board of Directors will, however, take into account the outcome of the vote on this proposal when considering future decisions regarding our executive compensation program.  The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote with respect to the matter will be required to approve this proposal on executive compensation.  Abstentions will be considered shares present at the annual meeting entitled to vote, but since they are not affirmative votes on the proposal, abstentions will have the same effect as votes against the proposal.  Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether the proposal has been approved.

The Board of Directors recommends that you vote FOR approval of the compensation paid to the company's Named Executive Officers, as disclosed in this proxy statement pursuant to applicable SEC rules and regulations.  Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR approval of the compensation paid to the company's Named Executive Officers.

STOCKHOLDER PROPOSALS FOR 2015 PROXY STATEMENT

Stockholder proposals that are intended to be included in the proxy statement and related proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act for our 2015 annual meeting of stockholders must be received by us no later than November 11, 2014 at our principal office located at 45101 Warp Drive, Dulles, Virginia 20166, Attention:  Corporate Secretary.

In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Section 1.6 of our Amended and Restated Bylaws, which are on file with the SEC and available on our website, and may be obtained from us upon request.  These notice provisions require that recommendations for director nominees for the 2015 annual meeting and any requests to submit any other matter to a vote of stockholders must be received no earlier than December 23, 2014 and no later than January 22, 2015.  If a stockholder nomination or proposal is received before or after the range of dates specified in the advance notice provisions, our proxy materials for the next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and stockholders who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Executive officers, directors and stockholders beneficially owning more than 10% of our common stock are required by SEC regulations to furnish to us copies of all Forms 3, 4 and 5 they file.  Based on our review of the copies of such forms filed on behalf of our executive officers and directors and written representations from such reporting persons, we believe that all of our executive officers and directors complied with the Section 16 filing requirements applicable to them with respect to all transactions during fiscal year 2013.

Multiple Stockholders with the Same Address

We have adopted a procedure called "householding," which has been approved by the SEC.  Under this procedure, we are delivering only one copy of the Notice and/or the proxy statement and annual report to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder.  This procedure reduces our printing costs, mailing costs and fees.

We will deliver upon written or oral request a separate copy of the Notice and/or the proxy statement and annual report to any stockholder at a shared address to which a single copy of these materials were delivered.  To receive a separate copy of these materials, you may contact our Investor Relations Department either by mail at 45101 Warp Drive, Dulles, Virginia 20166, by telephone at (703) 406-5960 or by e-mail at investor.relations@orbital.com.

If you are a holder of our common stock as of the record date and would like to revoke your householding consent and receive a separate copy of the Notice and/or the proxy statement and the annual report in the future, please contact Broadridge Financial Solutions, Inc. ("Broadridge"), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any stockholders of record sharing the same address and currently receiving multiple copies of the Notice, the annual report and the proxy statement who wish to receive only one copy of these materials per household in the future, may contact our Investor Relations Department at the address, telephone number or e-mail listed above to participate in the householding program.

A number of brokerage firms have instituted householding.  If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

ORBITAL SCIENCES CORPORATION 45101 WARP DRIVE DULLES, VA 20166
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Monday, April 21, 2014.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Orbital Sciences Corporation in mailing proxy materials, you can consent to receiving all future proxy materials electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, April 21, 2014.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
ORBITAL SCIENCES CORPORATION
The Board of Directors recommends you vote "FOR" each of the listed nominees.
Vote on Directors
1.	To elect four Directors, each to serve for a three-year term ending 2017					The Board of Directors recommends you vote "FOR" proposals 2 and 3.

	Nominees:		For	Against	Abstain	Vote on Proposals		For	Against	Abstain
	1a.	Janice I. Obuchowski	☐	☐	☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

	1b.	Frank L. Salizzoni	☐	☐	☐

	1c.	Harrison H. Schmitt	☐	☐	☐	3.	To approve, by advisory vote, the compensation paid to our named executive officers, as described in the company's proxy statement.	☐	☐	☐

	1d.	David W. Thompson	☐	☐	☐

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon.  If the stock is registered in the names of two or more persons, each should sign.  Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles.  If signer is a corporation, please give full corporate name and have an authorized officer sign, stating title.  If signer is a partnership, please sign in partnership name by authorized person.

Signature – (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Our Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ORBITAL SCIENCES CORPORATION

Proxy for Annual Meeting of Stockholders – April 22, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints David W. Thompson and Thomas E. McCabe and each of them as proxies, with power of substitution and re-substitution to each, to vote at the annual meeting of stockholders of Orbital Sciences Corporation (the "company") to be held at the company's headquarters, 45101 Warp Drive, Dulles, Virginia  20166 on April 22, 2014 at 9:00 a.m., Eastern Time, and at any adjournment thereof, all shares of stock of the company that the undersigned would be entitled to vote if personally present.  A majority of said proxies or their substitutes or re-substitutes or any one if only one is present and acting, shall have all the powers of all said proxies.  The undersigned instructs said proxies, or their substitutes or re-substitutes, to vote in such manner as they may determine on any matters that may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and to vote as specified by the undersigned on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014, AND FOR APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES, FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014, AND FOR APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.
                                                                                            Continued and to be signed on the reverse side